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                                                                    EXHIBIT 10.1



                                MERGER AGREEMENT

                                  BY AND AMONG

                                ASHFORD.COM, INC.

                          ASHFORD-WATCHNETWORK COMPANY

                                       AND

                     E.S.T., INC. (d/b/a THE WATCH NETWORK)



                                FEBRUARY 14, 2001
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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I    THE MERGER........................................................2
             1.1      The Reverse Merger.......................................2
             1.2      Closing; Effective Time..................................2
             1.3      Effect of the Reverse Merger.............................3
             1.4      Certificate of Incorporation; Bylaws.....................3
             1.5      Directors and Officers...................................4
             1.6      Effect on Capital Stock..................................4
             1.7      Surrender of Certificates...............................19
             1.8      No Further Ownership Rights in Target Common Stock......22
             1.9      Lost, Stolen or Destroyed Certificates..................22
             1.10     Tax Consequences........................................23
             1.11     Exemption from Registration.............................23
             1.12     Taking of Necessary Action; Further Action..............23
             1.13     Termination of Exchange Fund............................24
             1.14     No Liability............................................24
ARTICLE II   REPRESENTATIONS AND WARRANTIES
             OF TARGET AND THE PRINCIPAL STOCKHOLDERS.........................25
             2.1      Organization, Standing and Power........................25
             2.2      Capital Structure.......................................26
             2.3      Authority...............................................27
             2.4      Financial Statements....................................30
             2.5      Absence of Certain Changes..............................30
             2.6      Absence of Undisclosed Liabilities......................31
             2.7      Accounts Receivable.....................................31
             2.8      Litigation..............................................32
             2.9      Restrictions on Business Activities.....................33
             2.10     Governmental Authorization..............................33
             2.11     Title to Property.......................................33
             2.12     Intellectual Property...................................34
             2.13     Environmental Matters...................................35
             2.14     Taxes...................................................35
             2.15     Employee Benefit Plans..................................40
             2.16     Employees and Consultants...............................43
             2.17     Related-Party Transactions..............................45
             2.18     Insurance...............................................46
             2.19     Compliance with Laws....................................46
             2.20     Brokers' and Finders' Fees..............................46
             2.21     Target Stockholder Matters..............................47
             2.22     Vote Required...........................................47
             2.23     Inventory...............................................47
             2.24     Trade Relations.........................................48
             2.25     Suppliers...............................................48
             2.26     Material Contracts......................................48

                                        i
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             2.27     No Breach of Material Contracts.........................51
             2.28     Third-Party Consents....................................51
             2.29     [Intentionally Omitted].................................52
             2.30     Minute Books............................................52
             2.31     Complete Copies of Materials............................52
             2.32     Bank Accounts; Credit and Charge Cards..................52
             2.33     Privacy Guidelines......................................53
             2.34     Information Supplied....................................53
             2.35     Representations Complete................................53
             2.36     Investment Representations..............................54
             2.37     Knowledge Definition....................................55
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF
             ACQUIROR AND MERGER SUB..........................................56
             3.1      Organization, Standing and Power........................56
             3.2      Capital Structure.......................................57
             3.3      Authority...............................................59
             3.4      SEC Documents; Financial Statements; NASD Listing.......60
             3.5      Brokers' and Finders' Fees..............................62
ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME..............................62
             4.1      General Conduct of Business of Target...................62
             4.2      Conduct of Business of Target...........................63
             4.3      Notices.................................................67
ARTICLE V    ADDITIONAL AGREEMENTS............................................67
             5.1      No Solicitation; Non-Competition........................67
             5.2      Preparation of Information Statement....................69
             5.3      Stockholders Meeting or Consent Solicitation............69
             5.4      Access to Information...................................69
             5.5      Confidentiality.........................................70
             5.6      Public Disclosure.......................................71
             5.7      Consents................................................71
             5.8      Update Target Disclosure Schedule; Breaches.............73
             5.9      Stockholder Agreements..................................73
             5.10     Legal Requirements......................................75
             5.11     Tax-Free Reorganization.................................75
             5.12     Blue Sky Laws...........................................76
             5.13     [Intentionally Omitted].................................76
             5.14     [Intentionally Omitted].................................76
             5.15     Listing of Additional Shares............................76
             5.16     Additional Agreements; Best Efforts.....................76
             5.17     Employee Benefits.......................................76
             5.18     Watch Straps Business...................................77
             5.19     Repair and Vintage Watch Business.......................77
             5.20     Acquiror Options........................................77
             5.21     Termination of Employment Agreements....................78
             5.22     Relationships...........................................78
             5.23     Icon Office Solutions Litigation........................78
             5.24     Watch Brand Contracts...................................78

                                       ii
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ARTICLE VI   CONDITIONS TO THE MERGER.........................................79
             6.1      Conditions to Obligations of Each Party to Affect
                      the Merger..............................................79
             6.2      Additional Conditions to Obligations of Target..........80
             6.3      Additional Conditions to the Obligations of Acquiror....82
ARTICLE VII  TERMINATION, EXPENSES, AMENDMENT AND WAIVER......................86
             7.1      Termination.............................................86
             7.2      Effect of Termination...................................88
             7.3      Broker Fee; Expenses and Termination Fees...............89
             7.4      Amendment...............................................90
             7.5      Extension; Waiver.......................................90
ARTICLE VIII INDEMNIFICATION..................................................90
             8.1      Survival of Representations, Warranties and Covenants...90
             8.2      Indemnity...............................................91
             8.3      Claims..................................................93
             8.4      Reliance on Stockholders' Agent Authority...............94
             8.5      Actions of the Stockholders' Agent......................95
             8.6      Indemnification Limitations.............................95
ARTICLE IX   GENERAL PROVISIONS...............................................96
             9.1      Notices.................................................96
             9.2      Interpretation..........................................97
             9.3      Facsimile Signatures; Counterparts......................98
             9.4      Entire Agreement; No Third Party Beneficiaries..........98
             9.5      Severability............................................98
             9.6      Remedies Cumulative.....................................99
             9.7      Governing Law...........................................99
             9.8      JURISDICTION............................................99
             9.9      Assignment.............................................100
             9.10     Rules of Construction..................................100
             9.11     Remedies...............................................100

SCHEDULES
TARGET DISCLOSURE SCHEDULE
Section 1.6(g)             -        Target Options
Section 2.1                -        Jurisdictions & Qualification
Section 2.2                -        Capital Structure
Section 2.3(b)             -        Conflicts
Section 2.5                -        Absence of Certain Changes
Section 2.7                -        Accounts Receivable
Section 2.8                -        Litigation
Section 2.11               -        Real Property
Section 2.12(b)            -        Intellectual Property

                                       iii
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Section 2.15               -        Employee Plans
Section 2.16               -        Employee Matters
Section 2.20               -        Broker's Fees
Section 2.26               -        Material Contracts
Section 2.27               -        Breach of Material Contracts
Section 2.28(a)            -        Watch Brand Consents
Section 2.28(b)            -        Third Party Consents
Section 2.29               -        Relationships
Section 2.32               -        Bank Accounts
Section 5.24               -        Watch Brand Contracts

ACQUIROR DISCLOSURE SCHEDULE
Section 3.1                -        Acquiror Capital Structure

OTHER SCHEDULES
Option Schedule

EXHIBITS
Exhibit 1.1                -        Certificate of Merger
Exhibit 1.6(c)             -        Contingent Share Exhibit
Exhibit 1.6(d)(iii)        -        New Business Definition
Exhibit 2.33               -        Privacy Guidelines
Exhibit 5.21               -        Terminated Employment Agreements
Exhibit 6.1(d)             -        Form of Employment Agreement
Exhibit 6.2(b)             -        Acquiror's Legal Opinion
Exhibit 6.3(e)             -        Target's Legal Opinion
Exhibit 6.3(m)             -        Target Stockholders Agreement

                                       iv
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                 INDEX/CROSS REFERENCE SHEET FOR DEFINED TERMS -

"12-Month Gross Profit".......................................................11
"1934 Act"....................................................................26
"AAA"..........................................................................8
"Accredited Investor".........................................................55
"Acquiror Common Stock"........................................................1
"Acquiror Contingent Letter"...................................................7
"Acquiror Disclosure Schedule"................................................56
"Acquiror ESPP"...............................................................57
"Acquiror Financial Statements"...............................................61
"Acquiror Materials"..........................................................47
"Acquiror SEC Documents"......................................................60
"Acquiror Stock Option Plans".................................................57
"Acquirors Earn-Out Letter"...................................................13
"Acquiror".....................................................................1
"Agreement"....................................................................1
"Antitrust Laws"..............................................................71
"Approvals"...................................................................72
"Arbiter"......................................................................8
"Arbiter's Determination"......................................................9
"Basket"......................................................................95
"Blue Sky Laws"...............................................................76
"Broker Fees".................................................................46
"CERCLA"......................................................................35
"Certificate of Merger"........................................................2
"Certificates"................................................................20
"Certified Public Accountant".............................................14, 15
"Certified Public Accountant's Determination".................................15
"Claim".......................................................................93
"Closing Date Shares"..........................................................6
"Closing Date".................................................................2
"Closing"......................................................................2
"COBRA".......................................................................41
"Code".........................................................................2
"Commission"...................................................................5
"Confidential Information")...................................................70
"Contingent Release Request Statement".........................................6
"Contingent Share Exhibit".....................................................6
"Contingent Shares"............................................................6
"Damages".....................................................................91
"Delaware Law".................................................................2
"Disposition"..................................................................5
"Dissenting Shares"...........................................................16
"Dissenting Stockholder"......................................................19
"Effective Date,"..............................................................3
"Effective Time"...............................................................3

                                        v
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"Employee Obligation".........................................................45
"Employment Agreements".......................................................80
"Environmental Laws"..........................................................35
"ERISA Affiliate".............................................................40
"ERISA".......................................................................41
"Exchange Agent"..............................................................19
"Exchange Fund"...............................................................19
"Existing Relationship".......................................................68
"Existing Target Liabilities".................................................31
"Financial Statements"........................................................30
"First Arbiter"................................................................8
"First Certified Public Accountants"..........................................14
"First Quarter"...............................................................10
"Former Target Stockholders"..................................................24
"Fourth Quarter"..............................................................11
"Full Entitlement"............................................................11
"GAAP"........................................................................30
"General Market and Economic Conditions"......................................81
"Governmental Entity".........................................................28
"Gross Profit Statement"......................................................12
"Gross Profit"................................................................12
"Indemnified Matter"..........................................................93
"Indemnified Party"...........................................................93
"Indemnifying Parties"........................................................93
"Independent Arbiter"..........................................................8
"Intellectual Property".......................................................35
"IRCA"........................................................................44
"Lock Up Period"...............................................................5
"margin stock"................................................................26
"Mark"........................................................................35
"Material Adverse Effect on Acquiror".........................................80
"Material Adverse Effect on Target"...........................................82
"Material Adverse Effect".....................................................25
"Material Contracts"..........................................................48
"MCS&W, LLP"..................................................................81
"Merger Sub"...................................................................1
"NASD"........................................................................60
"Non Basket Losses"...........................................................95
"Order".......................................................................72
"Overpayment Amount"..........................................................11
"Permitted Legal Fees"........................................................66
"Person"......................................................................21
"Plans".......................................................................40
"Pre-Owned and Vintage Watch Business"........................................77
"Previously Issued Earn-out Shares"...........................................11
"Principal Stockholders".......................................................1
"Principal Stockholders' Shares"...............................................5

                                       vi
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"Proxy Holder"................................................................74
"Quarters"....................................................................11
"Quarter".....................................................................11
"RCRA"........................................................................35
"restricted securities"........................................................4
"Retained Share Pool".........................................................10
"Reverse Merger"...............................................................1
"Rule 144 Exemption"...........................................................5
"Sales".......................................................................12
"Second Arbiter"...............................................................8
"Second Certified Public Accountants".........................................14
"Second Quarter"..............................................................10
"Securities Act"..............................................................23
"Service Business"............................................................77
"Shortfall"...................................................................11
"Sole Arbiter".................................................................8
"Sole Certified Public Accountant"............................................14
"Source Materials"............................................................50
"Stockholder Materials".......................................................53
"Stockholders' Agent".....................................................47, 94
"Surviving Corporation.".......................................................2
"Takeover Proposal"...........................................................67
"Target Authorizations".......................................................33
"Target Balance Sheet Date"...................................................30
"Target Balance Sheet"........................................................31
"Target Common Stock"..........................................................1
"Target Disclosure Schedule"..................................................25
"Target Intellectual Property"................................................35
"Target Option Share Issuance"................................................17
"Target Options"..............................................................17
"Target Stockholder Information Materials"....................................69
"Target Stockholders' Agreements".............................................85
"Target Stockholders"..........................................................4
"Target"...................................................................1, 36
"Target's Knowledge"..........................................................55
"Tax Authority"...............................................................36
"Tax Returns".................................................................36
"Tax Return"..................................................................36
"Taxable".....................................................................36
"Taxes".......................................................................36
"Tax".........................................................................36
"Termination Date"............................................................91
"Third Arbiter"................................................................8
"Third Certified Public Accountant"...........................................14
"Third Quarter"...............................................................10
"to the knowledge of the Target,".............................................55
"Total Acquiror Shares"........................................................4

                                       vii
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"Transaction Documents".......................................................27
"Transaction Fees"............................................................66
"TS Contingent Letter".........................................................7
"TS Earn-Out Letter"..........................................................13
"Watch Brand Contracts".......................................................51
"Watch Strap Business"........................................................77
"Website Guidelines"..........................................................53

                                MERGER AGREEMENT

     This MERGER AGREEMENT (the "AGREEMENT") is made and entered into as of February 14, 2001, by and among Ashford.com, Inc., a Delaware corporation ("ACQUIROR"), Ashford-Watchnetwork Company, a Delaware corporation ("MERGER SUB") and E.S.T., Inc. (d/b/a The Watch Network), a Delaware corporation ("TARGET"); and Scott Hockler and Daniel Hirsch (who are the principal stockholders of the Target) (the "PRINCIPAL STOCKHOLDERS").

                                    RECITALS

A. The Boards of Directors and the stockholders of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "REVERSE MERGER") and, in furtherance thereof, have approved the Reverse Merger.

B. Pursuant to the Reverse Merger, among other things, each outstanding share of common stock of Target, $.01 par value ("TARGET COMMON STOCK"), shall be converted into shares of common stock of Acquiror, $.001 par value ("ACQUIROR COMMON STOCK"), at the rate and in the manner set forth herein.

C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Reverse Merger.

D. The parties desire to adopt, and intend that this Agreement constitute, a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and desire that the Reverse Merger qualify as a reorganization under the provisions of Sections 368(a)(2)(E) of the Code.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

     1.1 THE REVERSE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as EXHIBIT 1.1 (the "CERTIFICATE OF MERGER") and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Reverse Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "CLOSING") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "CLOSING DATE"); provided, however, that either Acquiror or Target shall be permitted to terminate this Agreement pursuant to Section 7.1(b) if the Closing shall not have occurred by March 5, 2001. The Closing shall take place at the offices of Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022, or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Reverse

Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time and date of such filing being the "EFFECTIVE TIME" and the "EFFECTIVE DATE," respectively).

     1.3 EFFECT OF THE REVERSE MERGER. At the Effective Time, the effect of the Reverse Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

         (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

         (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective

Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

     1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, subject and pursuant to the terms and conditions of this Agreement and the Certificate of Merger, by virtue of the Reverse Merger and without any action on the part of the Acquiror, Merger Sub, Target or the holders of any of Target's securities:

         (a) MAXIMUM NUMBER OF SHARES OF ACQUIROR COMMON STOCK ISSUABLE AS A RESULT OF THE MERGER. The maximum number of shares of Acquiror Common Stock issuable to all of the Target stockholders ("TARGET STOCKHOLDERS") in exchange for the acquisition by Acquiror of all outstanding Target Common Stock pursuant to the Reverse Merger shall be equal to 7,491,000 shares of Acquiror Common Stock (the "TOTAL ACQUIROR SHARES").

              (i) The parties agree (and the Target and the Principal Stockholders understand and have advised the Target Stockholders in writing) that each of the Total Acquiror Shares will be "restricted securities" under applicable Federal and state securities laws. Accordingly, each Principal Stockholder agrees and has advised the Target Stockholders in writing not to make any sale, transfer, or other disposition of any of the Total Acquiror Shares unless (i) such sale, transfer or any other disposition is within the applicable limitations of and in compliance with Rule 144 promulgated by the Securities and Exchange Commission (the "COMMISSION") under the Securities Act ("RULE 144 EXEMPTION"), (ii) some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer or other disposition of the subject Target Acquiror Shares, or (iii) such distribution of such Target Acquiror Shares has been registered under the Securities Act.

              (ii) The Acquiror has indicated that the prospect of the sale of any shares of Acquiror Common Stock held by the Principal Stockholders ("PRINCIPAL STOCKHOLDERS' SHARES") received as part of the Closing Date Shares upon consummation of the merger, prior to several months after the Closing Date could be detrimental to the Acquiror's merger efforts. The Principal Stockholders agree not to sell any of the Principal Stockholders' Shares for a period ending on the later of (i) the six (6) month anniversary of the Effective Time or (ii) December 15, 2001 (the "LOCK UP PERIOD"). The Principal Stockholders agree that they will not, directly or indirectly, without the prior written consent of the Acquiror, offer, contract to sell, grant any option to purchase or otherwise dispose (collectively, a "DISPOSITION") of any of the Principal Stockholders' Shares during the Lock-Up Period. This restriction is expressly agreed to preclude the Principal Stockholders from engaging in any hedging or other transaction which is designed to or reasonably could be expected to lead to or result in a Disposition of Principal Stockholders' Shares during the Lock-up Period, even if such Principal Stockholder Shares would be disposed of by someone other than such Principal Stockholder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Principal Stockholders' Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Principal Stockholders' Shares.

         (b) CLOSING DATE SHARES. 1,991,000 shares of Acquiror Common Stock ("CLOSING DATE SHARES") shall be issued at the Effective Time. No adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Reverse Merger as a result of
(x) any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time or (y) any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding Target Options.

         (c) CONTINGENT SHARES.

              (i) 2,200,000 shares of Acquiror Common Stock shall be reserved for issuance by the Acquiror ("CONTINGENT SHARES") and shall be issued in accordance with this Section 1.6(c) and EXHIBIT 1.6 (c) hereto (the "CONTINGENT SHARE EXHIBIT").

              (ii) From the Effective Date until twelve (12) months following the Effective Date, the Stockholders' Agent (on behalf of the Target Stockholders) shall be entitled to prepare and deliver a statement to the Acquiror requesting the issuance of the Contingent Shares (the "CONTINGENT RELEASE REQUEST STATEMENT"). The Contingent Release Request Statement shall set forth in reasonable detail the number of Contingent Shares to be issued and the reasons for such issuance. In connection with preparing the Contingent Release Request Statement, and any disputes relating thereto, the parties will give the other party and its representatives access to the relevant books and records of the Acquiror and Surviving Corporation during normal business hours.

              (iii) The Acquiror will have 30 days following receipt to review and respond to the Contingent Release Request Statement. If, within such 30-day period, the Acquiror has not delivered to Stockholders' Agent a written letter (the "ACQUIROR CONTINGENT LETTER") setting forth in reasonable detail any proposed changes or objections to the Contingent Release Request Statement and the basis for such adjustment, the Contingent Release Request Statement shall be determined to be the final Contingent Release Request Statement. Any statements in the Contingent

Release Request Statement as to which the Acquiror has not commented on will be deemed to be accepted and will become final.

              (iv) Stockholders' Agent (on behalf of the Target Stockholders) will have 30 days following receipt to review and respond to the Acquiror Contingent Letter. If, within such 30-day period, the Stockholders' Agent (on behalf of the Target Stockholders) has not delivered to the Acquiror a written letter ("TS CONTINGENT LETTER") setting forth in reasonable detail its objection to the Acquiror Contingent Letter, the proposed changes or objections to the Contingent Release Request Statement shall be deemed accepted by the Target Stockholders. Any changes or objections set forth in the Acquiror Contingent Letter as to which Stockholders' Agent has not commented on will be deemed to be accepted and will become final.

              (v) As soon as reasonably practicable following the periods provided in Section 1.6(c) (iii) and (iv) but in any event no later than 15 days after Stockholders' Agent's delivery of the TS Contingent Letter, the parties will meet and endeavor to resolve the changes and objections suggested by the Acquiror Contingent Letter. If the parties reach agreement, the final Contingent Release Request Statement shall be deemed final subject to modifications to reflect the agreements reached.

              (vi) If the parties do not resolve to their mutual satisfaction all disputes relating to the Contingent Release Request Statement described in the Acquiror Letter and TS Contingent Letter within 30 days following the delivery of the TS Contingent Letter, (1) any Contingent Shares not subject to dispute shall be promptly issued and delivered to the Stockholders' Agent (on behalf of the Target Stockholders) and (2) any remaining disputes will be referred to for final binding resolution, in accordance with the Commercial Arbitration Rules of the American

Arbitration Association ("AAA"), to an independent disinterested arbiter knowledgeable with respect to watch sales and authorized dealership of watches ("INDEPENDENT ARBITER") mutually acceptable to the Stockholders' Agent, on the one hand (the "SOLE ARBITER", and the Acquiror, on the other hand. In the event that the Stockholders' Agent and the Acquiror are unable to select the Sole Arbiter within five (5) business days following the expiration of the thirty
(30) day period referred to immediately above, then each of the Stockholders' Agent and the Acquiror shall have five (5) business days (following the expiration of such five (5) business day period) to select (and provide written notice of such selection to the other) an Independent Arbiter. Each such Independent Arbiter shall be referred to, respectively, as the "FIRST ARBITER" (selected by Acquiror) and the "SECOND ARBITER" (selected by Stockholders' Agent (on behalf of the Target Stockholders)). Within five (5) business days following the selection of the First Arbiter and the Second Arbiter, the First Arbiter and the Second Arbiter shall select (and provide written notice to the Acquiror and the Stockholders' Agent of such selection) a third independent Arbiter (the "THIRD ARBITER"). For purposes of this Agreement, the "ARBITER" shall mean (A) the Sole Arbiter or, (B) in the case that the Acquiror and the Stockholders' Agent cannot agree upon the Sole Arbiter, the First Arbiter, Second Arbiter and Third Arbiter collectively; provided that if either the Acquiror or Stockholders' Agent fails to select the First Arbiter or the Second Arbiter, respectively, then the Sole Arbiter (and thus the "ARBITER") shall be deemed to be the First Arbiter in the case where Stockholders' Agent failed to make the selection and the Second Arbiter in the case where the Acquiror failed to make the selection. In the case where the Arbiter consists of a First Arbiter, Second Arbiter and Third Arbiter, the decision of a majority of the First Arbiter, Second Arbiter and Third Arbiter shall constitute the decision of the Arbiter hereunder.

              (vii) The arbitration shall be conducted in Houston, Texas if commenced by Acquiror or in New York, New York if commenced by the Stockholders' Agent (on behalf of the Target Stockholders. The fees and expenses of the Arbiter shall be borne by the Stockholders' Agent (on behalf of the Target Stockholders on a joint and several basis), on the one hand, and the Acquiror, on the other hand, based on the percentage which the portion of the contested amount of Contingent Shares not awarded to each party bears to the amount actually contested by such party. In the event of such a dispute, the Contingent Release Request Statement resulting therefrom shall be deemed to be as determined by the Arbiter based solely on presentations by Acquiror and Stockholders' Agent to the Arbiter and not by independent review. In making such determination (the "ARBITER'S DETERMINATION"), the Arbiter shall determine only those items in dispute and may not assign a value to any disputed item greater than the greatest value for such sum claimed by either party or less than the lowest value for such item claimed by either party. The Arbiter's Determination shall be (1) in writing, (2) furnished to the Stockholders' Agent and the Acquiror as soon as practicable after the items in dispute have been referred to the Arbiter (but in no event later than five (5) business days after such referral), (3) nonappealable and uncontestable by the Stockholders' Agent (or any Target Stockholders), the Acquiror, or any of their respective Affiliates and not subject to collateral attack for any reason, and (4) state and deliver the final Contingent Release Request Statement derived therefrom. Promptly after the Arbiter's Determination is issued, the Acquiror shall issue and deliver to the Stockholders' Agent the number of Contingent Shares (if any) based on the final Contingent Release Request Statement.

         (d) EARN-OUT.

              (i) EARN-OUT SHARES. Up to 3,300,000 shares of Acquiror Common Stock (the "EARN-OUT SHARES") shall be issued by Acquiror to the Stockholders' Agent (on behalf of the Target Stockholders) as follows:

                   (A) The Acquiror shall issue to the Stockholders' Agent (on behalf of the Target Stockholders) 0.50 Earn-out Shares for each $1.00 of Gross Profit for the three-month period ending on the three-month anniversary of the Closing Date ("FIRST QUARTER") (provided that 10% of such shares shall be added to a pool of shares (such shares together with any shares not earned pursuant to this Section 1.6(d)(i) are hereinafter referred to as the "RETAINED SHARE POOL") and shall be issued in accordance with and subject to Section 1.6(d)(ii) below).

                   (B) The Acquiror shall issue to the Stockholders' Agent (on behalf of the Target Stockholders) 0.50 Earn-out Shares for each $1.00 of Gross Profit for the three-month period ending on the six-month anniversary of the Closing Date ("SECOND QUARTER") (provided that 10% of such shares shall be added to the Retained Share Pool and shall be issued in accordance with and subject to
Section 1.6(d)(ii) below).

                   (C) The Acquiror shall issue to the Stockholders' Agent (on behalf of the Target Stockholders) 0.50 Earn-out Shares for each $1.00 of Gross Profit for the three-month period ending on the nine-month anniversary of the Closing Date ("THIRD QUARTER") (provided that 10% of such shares shall be added to the Retained Share Pool and shall be issued in accordance with and subject to
Section 1.6(d)(ii) below).

                   (D) The Acquiror shall issue to the Stockholders' Agent (on behalf of the Target Stockholders) 0.50 Earn-out Shares for each $1.00 of Gross Profit for the three-month period ending on the 12-month anniversary of the Closing Date (the "FOURTH QUARTER" and together with the First Quarter, the Second Quarter and the Third Quarter, collectively, the "QUARTERS" or individually, each a "QUARTER") (provided that 10% of such shares shall be added to the Retained Share Pool and shall be issued in accordance with and subject to Section 1.6(d)(ii) below).

              (ii) Following the end of the Fourth Quarter, Gross Profits on an aggregate basis for the 12-month period ending on the first anniversary of the Closing Date shall be calculated ("12-MONTH GROSS PROFIT") and the Acquiror shall issue to the Stockholders' Agent (on behalf of the Target Stockholders)
0.50 Earn-out Shares for each $1.00 of 12-Month Gross Profit (as long as such 12-Month Gross Profits exceeds $500,000) (the aggregate amount of such shares, the "FULL ENTITLEMENT"); provided that Earn-out Shares issued and delivered at the end of each three month anniversary in Sections 1(d)(A), (B), (C) and (D) to the Stockholders' Agent pursuant to Section 1.6(d)(i) ("PREVIOUSLY ISSUED EARN-OUT SHARES") shall be credited against such Full Entitlement obligation. To the extent that the Full Entitlement exceeds the Previously Issued Earn-out Shares, such excess shall promptly be issued to the Stockholders' Agent (on behalf of the Target Stockholders) by the Acquiror. In the event that the Previously Issued Earn-out Shares exceeds the Full Entitlement (such excess, the "SHORTFALL") and the Shortfall exceeds the number of shares in the Retained Share Pool after final determination of the Full Entitlement (such further excess, the "OVERPAYMENT AMOUNT"), then the Principal Stockholders (on a joint and several basis) shall cause the Target Stockholders to promptly return the Overpayment Amount to the Acquiror. Notwithstanding the foregoing, in no event shall the Full Entitlement or the number of shares of Acquiror Common Stock issued to the Stockholders' Agent (on behalf of the Target Stockholders) pursuant to Section 1.6(d)(i) and this Section 1.6(d)(ii) be greater than 3,300,000 shares of Acquiror Common Stock in the aggregate.

              (iii) CALCULATION OF GROSS PROFIT. The term "GROSS PROFIT" shall mean the gross profit (pretax total invoice value of (x) sales ("SALES") minus
(y) the sum of customer discounts, returns, cost of goods sold and five percent (5%) of Sales for Acquiror's overhead) of the Acquiror's New Business (as such term is defined on EXHIBIT 1.6(d)(III)) for the periods set forth in Sections 1.6(d)(i) and (ii); provided, however that with respect to item 6 of the New Business definition set forth on EXHIBIT 1.6(d)(III), the Gross Profit shall mean ninety-five percent (95%) of Sales.

              (iv)    DETERMINATION PROCESS.

                   (A) Within 45 days after the expiration of each Quarter the Acquiror's Chief Financial Officer shall prepare and deliver to the Stockholders' Agent (on behalf of the Target Stockholders): (i) a statement in reasonable detail setting forth the calculation of Gross Profit and the number of Earn-out Shares to be issued (the "GROSS PROFIT STATEMENT"). In connection with preparing the Gross Profit Statement, and any disputes relating thereto, each party will give the other party and its representatives access to the relevant books and records of the Acquiror and Surviving Corporation during normal business hours.

                   (B) The Stockholders' Agent (on behalf of the Target Stockholders) will have 30 days following receipt to review and respond to the Gross Profit Statement. If, within such 30-day period, the Stockholders' Agent (on behalf of the Target Stockholders) has not delivered to Acquiror a written letter (the "TS EARN-OUT LETTER") setting forth in reasonable detail any proposed changes or objections to the Gross Profit Statement and the basis for such proposed changes, the Gross Profit Statement shall be determined to be the final Gross

Profit Statement. Any statements in the Gross Profit Statement as to which the Stockholders' Agent has not commented on will be deemed to be accepted and will become final.

                   (C) Acquiror will have 30 days following receipt to review and respond to the TS Earn-Out Letter. If, within such 30-day period, the Acquiror has not delivered to the Stockholders' Agent (on behalf of the Target Stockholders) a written letter ("ACQUIRORS' EARN-OUT LETTER") setting forth in reasonable detail its objection to the TS Earn-Out Letter, the proposed changes or objections to the TS Earn-Out Letter shall be deemed accepted by the Acquiror. Any changes or objections set forth in the TS Earn-Out Letter as to which Acquiror has not commented on will be deemed to be accepted and will become final.

                   (D) As soon as reasonably practicable following the periods provided in Section 1.6(d)(iv)(B) and (C) but in any event no later than 15 days after Acquiror's delivery of the Acquirors' Earn-Out Letter, the parties will meet and endeavor to resolve the changes and objections suggested by the TS Earn-Out Letter. If the parties reach agreement, the final Gross Profit Statement shall be deemed final subject to modifications to reflect the agreements reached.

                   (E) If the parties do not resolve to their mutual satisfaction all disputes relating to the Gross Profit Statement described in the TS Earn-Out Letter and Acquirors' Earn-Out Letter within 30 days following the delivery of the Acquiror's Earn-Out Letter, (1) any Earn-Out Shares not subject to dispute shall be promptly issued and delivered to the Stockholders' Agent (on behalf of the Target Stockholders) and (2) any remaining disputes will be referred to for final binding resolution to an independent nationally recognized firm of certified public accountants (the "SOLE CERTIFIED PUBLIC ACCOUNTANT") mutually acceptable to the Stockholders' Agent, on the one hand, and the Acquiror, on the other hand. In the event that the Stockholders' Agent and the

Acquiror are unable to select the Sole Certified Public Accountant within five
(5) business days following the expiration of the thirty (30) day period referred to immediately above, then each of the Stockholders' Agent and the Acquiror shall have five (5) business days (following the expiration of such five (5) business day period) to select (and provide written notice of such selection to the other) an independent nationally recognized firm of certified public accountants. Each such firm shall be referred to, respectively, as the "FIRST CERTIFIED PUBLIC ACCOUNTANT" (selected by Acquiror) and the "SECOND CERTIFIED PUBLIC ACCOUNTANT" (selected by Stockholders' Agent (on behalf of the Target Stockholders). Within five (5) business days following the selection of the First Certified Public Accountant and the Second Certified Public Accountant, the First Certified Public Accountant and the Second Certified Public Accountant shall select (and provide written notice to the Acquiror and the Stockholders' Agent of such selection) a third independent nationally recognized firm of certified public accountants (the "THIRD CERTIFIED PUBLIC ACCOUNTANT"). For purposes of this Agreement, the "CERTIFIED PUBLIC ACCOUNTANT" shall mean (A) the Sole Certified Public Accountant or, (B) in the case that the Acquiror and the Stockholders' Agent cannot agree upon the Sole Certified Public Accountant, the First Certified Public Accountant, Second Certified Public Accountant and Third Certified Public Accountant collectively; provided that if either the Acquiror or Stockholders' Agent fails to select the First Certified Public Accountant or the Second Certified Public Accountant, respectively, then the Sole Certified Public Accountant (and thus the "CERTIFIED PUBLIC ACCOUNTANT") shall be deemed to be the First Certified Public Accountant in the case where Stockholders' Agent failed to make the selection and the Second Arbiter in the case where the Acquiror failed to make the selection. In the case where the Certified Public Accountant consists of a First Certified Public Accountant, Second Certified Public Accountant and Third Certified Public Accountant, the decision of a majority of the First Certified Public Accountant, Second

Certified Public Accountant and Third Certified Public Accountant shall constitute the decision of the Certified Public Accountant hereunder. The fees and expenses of the Certified Public Accountant shall be borne by the Stockholders' Agent (on behalf of the Target Stockholders on a joint and several basis), on the one hand, and the Acquiror, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. In the event of such a dispute, the Gross Profit Statement resulting therefrom shall be deemed to be as determined by the Certified Public Accountant based solely on presentations by Acquiror and Stockholders' Agent to the Certified Public Accountant and not by independent review. In making such determination (the "CERTIFIED PUBLIC ACCOUNTANT'S DETERMINATION"), the Certified Public Accountant shall determine only those items in dispute and may not assign a value to any disputed item greater than the greatest value for such sum claimed by either party or less than the lowest value for such item claimed by either party. The Certified Public Accountant's Determination shall be (1) in writing, (2) furnished to the Stockholders' Agent and the Acquiror as soon as practicable after the items in dispute have been referred to the Certified Public Accountant (but in no event later than ten (10) business days after such referral), (3) nonappealable and uncontestable by the Stockholders' Agent (or any Target Stockholders), any Acquiror, or any of their respective Affiliates and not subject to collateral attack for any reason, and (4) state and deliver the final Gross Profit Statement derived therefrom. Promptly after the Certified Public Accountants' Determination is issued, the Acquiror shall issue and deliver to the Stockholders' Agent the number of Earn-Out Shares (if any) based on the final Gross Profit Statement.

         (e) EXCHANGE FOR TARGET COMMON STOCK. Subject to the terms and conditions of this Agreement as of the Effective Time, by virtue of the Reverse Merger and without any action on the part of the holder of any shares of Target Common Stock:

              (i) At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(f) below and shares, if any, held by persons who have not voted such shares for approval of the Reverse Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Delaware Law ("DISSENTING SHARES")) shall be converted and exchanged for Closing Date Shares in accordance with and pursuant to a ratio equal to the Closing Date Shares divided by the number of shares of Target Common Stock outstanding as of the Closing ("COMMON EXCHANGE RATIO").

              (ii) At the Effective Time the holders of the Target Common Stock shall have full rights of ownership with respect to the Closing Date Shares, the Contingent Shares and the Earn-Out Shares (including voting rights and rights arising from any stock splits, dividends, recapitalizations or the like; it being understood that, in the case of the Contingent Shares and the Earn-Out Shares, only to the extent the applicable restrictions set forth in the Contingent Share Exhibit and Section 1.6(d) lapse and the applicable milestones set forth on such exhibit and in such Section 1.6(d) are achieved). To the extent Contingent Shares and/or Earn-out Shares, if any, are issued pursuant to this Agreement, such shares shall be issued to the Stockholders' Agent (on behalf of the Target Stockholders whose entitlement thereto shall be pro rata based on each Target Stockholder's percentage ownership of Target's outstanding shares of Common Stock immediately prior to Closing).

         (f) CANCELLATION OF TARGET COMMON STOCK OWNED BY ACQUIROR OR TARGET. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock, each share of Target Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         (g) CANCELLATION OF TARGET OPTIONS. At the Effective Time, each of the Target's then outstanding options (as set forth on Section 1.6(g) of the Target Disclosure Schedule attached hereto, "Target Options") (whether or not exercisable at the Effective Time), by virtue of the Merger and without any further action on the part of the holder thereof or any other Person, shall be automatically cancelled and cease to exist from and after the Effective Time to the extent not exercised prior to the Effective Time; it being understood that
(i) the Target has advised Acquiror that all currently outstanding Target Options have been canceled in accordance with the Target's stock option plan and in exchange for the issuance to such holders of Target Options of either (A) options to purchase shares of Acquiror Common Stock pursuant to Section 5.20 or
(B) shares of Target Common Stock as a bonus following any such option cancellation (1.6(g)(i)(A) and (B)), collectively, the "TARGET OPTION SHARE ISSUANCE") and (ii) any and all liabilities or obligations of the Target with respect to the amount of tax withholding paid or payable by the Target in connection with the Target Option Share Issuance may not be satisfied and shall not be deemed to be an Existing Target Liability.

         (h) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and, as converted, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (i) ADJUSTMENTS. The Common Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution on outstanding Acquiror Common Stock of securities convertible into Acquiror Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock occurring after the date hereof and prior to the Effective Time. The Contingent Shares and Earn-out Shares shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution on outstanding Acquiror Common Stock of securities convertible into Acquiror Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock occurring after the date hereof and prior to the respective date of issuance and distribution of the Contingent Shares and Earn-Out Shares.

         (j) FRACTIONAL SHARES. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of a share of Acquiror Common Stock as reported on the NASDAQ on the date prior to the Closing Date, or, if such a date is not a trading day, the first date prior to the Closing Date on which there is a closing price of the Acquiror Common Stock reported on the NASDAQ.

         (k) DISSENTERS' RIGHTS. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("DISSENTING STOCKHOLDER") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Target Common Stock, the number of shares of Acquiror Common Stock to which such stockholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the number of shares allocable to such stockholder that have been or will be retained by the Acquiror in respect of such shares of Acquiror Common Stock pursuant to Section 1.6(c), 1.6(d) and Article VIII hereof.

     1.7  SURRENDER OF CERTIFICATES.

         (a) EXCHANGE AGENT. To the extent deemed necessary by the Acquiror, Chase Mellon Stockholder Services, LLP shall act as exchange agent (the "EXCHANGE AGENT") in the Reverse Merger.

         (b) ACQUIROR TO PROVIDE ACQUIROR COMMON STOCK AND CASH. Promptly after the Effective Time, Acquiror shall either (x) issue Acquiror Common Stock directly and/or (y) make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, in exchange for shares of Target Common Stock immediately prior to the Effective Time, (i) the Closing Date Shares and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(j) ((i) and (ii), collectively the "EXCHANGE FUND").

         (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the

"CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares), (i) a letter of transmittal, if necessary (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Acquiror Common Stock comprising such holder's share of the Closing Date Shares and (B) cash in an amount equal to payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(j); and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted (and, in amplification of the foregoing, in the case of Contingent Shares or Earn-Out Shares, are convertible for) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(j).

         (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate; and in no event shall interest or lost opportunity cost be paid on any portion of the cash in lieu of fractional shares. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which would have been previously paid (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

         (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Acquiror Common Stock is to be issued to any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity (each, a "PERSON") other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

         (f) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) DISSENTING SHARES. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.6 hereof.

     1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET COMMON STOCK. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock and cash in lieu of fractional shares as may be required pursuant to
Section 1.6(j); provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 TAX CONSEQUENCES. It is desired by the parties hereto that the Reverse Merger shall constitute a reorganization within the meaning of Section 368 of the Code. Each party to this Agreement shall report the Reverse Merger as a reorganization within the meaning of Section 368 of the Code on such party's income tax returns; provided that such party shall have no responsibility or liability to any other party or their respective counsel if the Reverse Merger ultimately fails to so qualify.

     1.11 EXEMPTION FROM REGISTRATION. The Total Acquiror Shares to be issued in connection with the Reverse Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), by reason of Section 4(2) thereof.

     1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target, Merger Sub and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     1.13 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of Target six (6) months after the Effective Time shall be delivered by Exchange Agent to Acquiror, and thereafter upon demand from any former holders of Target Common Stock as at the Effective Time ("FORMER TARGET STOCKHOLDERS") who have not theretofore complied with this
Article I, the appropriate amount of such portion(s) of the Exchange Fund shall be distributed to the Former Target Stockholders only upon the receipt of proper Certificates or evidence reasonably satisfactory in form and substance to the Acquiror.

     1.14 NO LIABILITY. Neither the Exchange Agent, Acquiror, Merger Sub nor the Target shall be liable to any holder of shares of Target Common Stock or Acquiror Common Stock, as the case may be, for shares (or dividends or distributions with respect thereto) of Acquiror Common Stock to be issued in exchange for Target Common Stock pursuant to this Article I, if, on or after the expiration of twelve (12) months following the Effective Date (or, in the case of (A) the Contingent Shares (if any), 24 months after the Contingent Shares have first been issued in accordance with this Agreement and the Contingent Share Exhibit or (B) the Earn-Out Shares (if any), 24 months after the Closing
Date), such shares are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                    OF TARGET AND THE PRINCIPAL STOCKHOLDERS

     Each of the Target and each of the Principal Stockholders hereby jointly and severally represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II with respect to Target, the Principal Stockholders and the Target Stockholders are true and correct, except as set forth in the disclosure schedule delivered (except to the extent specifically set forth below) by Target to Acquiror prior to the execution and delivery of (and attached to) this Agreement (the "TARGET DISCLOSURE SCHEDULE"). Each of the Principal Stockholders hereby severally represents and warrants to Acquiror and Merger Sub with respect to himself only that the statements contained in this
Article II solely with respect to such Principal Stockholder are true and correct except as set forth in the Target Disclosure Schedule. The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections and subsections and subclauses contained in this
Article II, and (absent a specific cross reference in the Target Disclosure Schedule to another Section or subsection or subclause in this Article II) the disclosure in any paragraph in the Target Disclosure Schedule shall qualify only the specific Section or subsection or subclause under which such paragraph appears in this Article II.

     2.1 ORGANIZATION, STANDING AND POWER. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and, is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any Person means any event, change or effect (i) that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, prospects or results of operations of such entity and its subsidiaries (if any), taken as a whole or (ii) which could prevent, materially alter or delay or in any way impair the ability of such Person to execute, deliver and consummate the transactions contemplated by the Transaction Documents. Section 2.1 to the Target Disclosure Schedule sets forth each jurisdiction in which the Target is incorporated and is duly qualified as a foreign corporation. Target has delivered to

Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target has no subsidiaries and owns no economic interest or controls any voting power in any controlled affiliate (as defined under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, collectively, the "1934 Act") or any joint venture entity. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any other Person. The Target owns no "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221) of the Federal Reserve Board.

     2.2 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 50,000 shares of Common Stock, of which there were issued and outstanding as of the date of this Agreement, 19,452 shares of Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities as of and after the date of this Agreement. Except as set forth in Section 2.2 of the Target Disclosure Schedule, all outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the date of this Agreement, Target has no stock option plan and no outstanding options to purchase shares of Common Stock. Section 1.6(g) of the Target Disclosure Schedule accurately sets forth all outstanding options that were cancelled as of January 31, 2001. Except
(i) as set forth on Section 2.2 of the Target Disclosure Schedule, (ii) the rights created pursuant to this Agreement and (iii) Target's right to repurchase any unvested shares under the Target's employment and restricted stock agreements, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Common Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Common Stock (i) between or among Target and any of its stockholders and (ii) to the Target's Knowledge, among any Target Stockholder or between any of Target Stockholders and any third party, except for the provisions of Section 5.9. All outstanding shares of Target Common Stock and or options (when outstanding) were issued in compliance with all applicable federal and state securities laws.

     2.3  AUTHORITY.

         (a) Target has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and all of the documents, instruments and agreements contemplated hereby and thereby (collectively, the "TRANSACTION DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Reverse Merger by Target Stockholders as contemplated by Section 6.1(a). This Agreement and other Transaction Documents to the extent executed and delivered on the date hereof have been (and to the extent executed and delivered after the date hereof will have been) duly executed and delivered by Target and upon execution and delivery shall constitute the valid and binding obligations of Target enforceable against Target in accordance with their respective terms.

         (b) Except as set forth in Section 2.3(b) of the Target Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents by Target do (and will) not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit or result in the creation of any lien or encumbrance against any of the Target's assets, properties, contract rights or business under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) any Material Contract, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("GOVERNMENTAL ENTITY") is required by or with respect to a Principal Stockholder or the Target in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on a Principal Stockholder or the Target.

         (d) Each Principal Stockholder has the requisite capacity and authority to enter into the Transaction Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and other Transaction Documents to the extent executed and delivered on the date hereof have been (and to the extent executed and delivered after the date hereof will have been) duly executed and delivered by each Principal Stockholder and upon execution and delivery shall constitute the valid and binding obligations of such Principal Stockholder enforceable against each of them in accordance with their respective terms.

         (e) The execution and delivery of this Agreement and the other Transaction Documents by the Principal Stockholders do (and will) not, and the consummation of the transactions contemplated hereby and thereby will not, (i) have a Material Adverse Effect on any Principal Stockholder or the Transaction Documents and (ii) will not result in the creation of any lien or encumbrance against any share of the Target Common Stock.

         (f) Each Target Stockholder has duly executed one of the Target Stockholders' Agreements (as defined in Section 6.3(m)).

     2.4 FINANCIAL STATEMENTS. Target has delivered to Acquiror its unaudited financial statements (balance sheet, statement of operations, statement of stockholders' equity and statement of cash flows) as at September 30, 2000 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other ("GAAP") (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and normal year-end adjustments consistent with Target's past practices which would not be material in the aggregate). The Financial Statements fairly present the financial condition and operating results of Target as of the dates thereof, and for the periods, indicated therein. Target maintains a standard system of accounting established and administered in accordance with GAAP.

     2.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 2.5 of the Target Disclosure Schedule, since September 30, 2000 (the "TARGET BALANCE SHEET DATE"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any change in accounting methods or practices (including, without limitations, any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target Common Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any Material Contract entered into by Target, other than as provided to Acquiror, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it or any of its property or assets is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, employees or consultants (viii) incurrence by Target of professional fees (including, without limitation, legal and accounting fees) in connection with this Agreement; and (ix) any negotiation or agreement by Target to do any of the things described in the preceding clauses (i) through
(viii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

     2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Target has no obligations or liabilities of any nature (matured or unmatured; known or unknown; or fixed or contingent) other than (i) those set forth or adequately provided for in detail on the Target's Balance Sheet dated September 30, 2000, (the "TARGET BALANCE SHEET"), (ii) those incurred in the ordinary course of business consistent with past practice prior to the Target Balance Sheet Date and not required to be set forth on the Target Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business consistent with past practice since the Target Balance Sheet Date in amounts consistent with prior periods. Target's obligations or liabilities of any nature (matured or unmatured; known or unknown; or fixed or contingent) as of the date hereof are collectively referred to herein as the "EXISTING TARGET LIABILITIES". As of the date hereof, Existing Target Liabilities (excluding Permitted Legal
Fees) do not exceed $350,000 in the aggregate.

     2.7 ACCOUNTS RECEIVABLE. The accounts receivable shown on the Target Balance Sheet arose in the ordinary course of business consistent with past practice and have been collected or are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns provided for in such balance sheet. Allowances for doubtful accounts and returns are adequate and have been prepared in accordance with the past practices of Target. The accounts receivable of Target arising after the date of the Target Balance Sheet and prior to the date hereof arose, and the accounts receivable arising prior to the Effective Time will arise, in the ordinary course of business and have been collected or are collectible for cash within ninety (90) days from the date such receivable was or is created in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Target. Except as set forth in Section 2.7 of the Target Disclosure Schedule, none of the accounts receivable are subject to any material claim of offset or recoupment, or counterclaim and, to Targets Knowledge, any specific facts that would be reasonably likely to give rise to any such claim. Except as set forth in Section 2.7 of the Target Disclosure Schedule, no material amount of accounts receivable are contingent upon the performance by Target of any obligation. No agreement for deduction or discount has been made with respect to any accounts receivable. Credits, returns and rebates shall not constitute payment of accounts receivable. In determining whether there has been any nonpayment of any account receivable, all payments received from any account debtor shall, unless otherwise specified by such account debtor, be first applied to the oldest outstanding account receivable of such account debtor until all accounts receivable of such account debtor have been paid in full in cash.

     2.8 LITIGATION. Except as set forth in Section 2.8 of the Target Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to Target's Knowledge, threatened (including allegations that could form the basis for future action) against Target or any of its properties or officers or directors (in their capacities as such), nor, to Target's Knowledge, is there any reason to expect that any such activity, threat or allegation will be forthcoming. There is no judgment, decree or order against Target, or, to Target's Knowledge, any of its directors or officers (in their capacities as such), that would result in a Material Adverse Effect on Target. All litigation and proceedings to which Target is a party (or, to Target's Knowledge, threatened to become a party) is disclosed in Section 2.8 of the Target Disclosure Schedule. Target does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

     2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as currently proposed to be conducted by Target.

     2.10 GOVERNMENTAL AUTHORIZATION. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "TARGET AUTHORIZATIONS"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations would not have a Material Adverse Effect on Target.

     2.11 TITLE TO PROPERTY. Except as set forth in Section 2.11 of the Target Disclosure Schedule Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Target Balance Sheet Date), or with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character whatsoever, except (i) the lien of current taxes not yet due and payable, (ii) liens securing debt that are reflected on the Target Balance Sheet, and (iii) minor imperfections of title, if any, which do not substantially or materially detract from the value or impair the use of the property subject thereto, or which do not substantially impair the operation of Target's business. The plant, property and equipment of Target that are used in the operations of its business are in good operating condition and repair, ordinary and reasonable wear and tear and obsolescence excepted. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Section 2.11 of the Target Disclosure Schedule identifies each parcel of real property owned or leased by Target.

     2.12 INTELLECTUAL PROPERTY.

         (a) Target is the sole and exclusive owner of all Target Intellectual Property free of all contingent and noncontingent liens, restrictions, interests, rights of reversion or termination, and all other encumbrances of any nature whatsoever. The conduct of Target's business as currently conducted and as currently proposed to be conducted will not infringe, misappropriate or violate any Intellectual Property of others.

         (b) All Target Intellectual Property that is the subject of any application, registration or issuance with or from any Governmental Entity is identified in Section 2.12(b) of the Target Disclosure Schedule. All such registered or issued Target Intellectual Property is valid and subsisting and is free from any challenge (or, to Target's Knowledge, threat thereof) and, to Target's Knowledge, Target is not aware of any specific basis therefor. All such applications, registrations and issuances have been properly maintained. Target has adequately protected all other Target Intellectual Property through the use of confidentiality agreements and otherwise and Target is not aware of any use, exercise or exploitation of any Target Intellectual Property, except as authorized by Target in writing.

         (c) "INTELLECTUAL PROPERTY" means patent rights; trade name, trademark, service mark and similar rights ("MARK" rights); copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto. "TARGET INTELLECTUAL PROPERTY" means all Intellectual Property that has been, is, or is proposed to be owned by Target, or used, exercised, or exploited, or otherwise necessary for, Target's business as currently conducted or as currently proposed to be conducted.

     2.13 ENVIRONMENTAL MATTERS. Target is and has at all times operated its business in material compliance with all Environmental Laws and, to Target's Knowledge, no material expenditures are or will be required in order to comply with such Environmental Laws. "ENVIRONMENTAL LAWS" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C.ss. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.ss. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C.ss. 2601, et seq.

     2.14 TAXES.

         (a) For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning,"TAXES" and "TAXABLE") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.14, the term "TARGET" means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

         (b) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, schedules, returns and reports) required to be filed with any Tax authority (collectively, "TAX RETURNS" and individually a "TAX RETURN"), with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Target have been or will be completed and filed when due (including any extensions of such due date) and are (or will be) complete and correct. All Taxes payable by Target prior to the Effective Time, whether or not shown as due on such Tax Returns have been or will be paid on or before such date. The Target Balance Sheet included in the Target Financial Statements (i) fully accrues all actual and contingent liabilities for unpaid Taxes with respect to all periods through the Target Balance Sheet Date and Target has not and will not incur any Tax liability in excess of the amount reflected on such Target Balance Sheet with respect to such periods (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes), and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after the Target Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Target Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since the Target Balance Sheet Date has been or will be incurred by Target other than in the ordinary course of business, and adequate provision has been made by Target for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

         (c) Target has previously provided or made available to Acquiror true and correct copies of all Tax Returns.

         (d) Target has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld or paid prior to the Effective Time.

         (e) To Target' Knowledge, Tax Returns filed with respect to the two (2) taxable years of Target through the Taxable years ended December 31, 1998 and December 31, 1999 in the case of the United States, have been examined and closed. Target has not extended or waived any statute of limitations on assessment or collection of any Tax. There is no claim, audit, action, suit, proceeding, or (to Target's Knowledge) investigation now pending or (to Target's Knowledge) threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Target, substantially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target.

         (f) Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, filing a consolidated Tax Return (other than a group the common parent of which is Target). Target has no liability for Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a Transferee or successor, by contract, or otherwise.

         (g) Neither Target nor any Person on behalf of Target has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by Target. None of the assets of Target is property that Target is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Target directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Target is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Target has not made and will not make a deemed dividend election under Treas. Reg. (S).1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Target has never been a party (either as a distributing corporation as a corporation that has been distributed) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state law. Target has not participated in (and will not participate in) an international boycott within the meaning of
Section 999 of the Code. No Target Stockholder is other than a United States Person within the meaning of the Code. Target does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Target has not engaged in a trade or business within any foreign country.

         (h) In 1999, Target intended, but never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state law. All material elections with respect to Target's Taxes made during the fiscal years ending, December 31, 1997, 1998 and 1999 are reflected on the Target Tax Returns for such periods, copies of which have been provided or made available to Acquiror. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Acquiror, which consent will not be unreasonably withheld or delayed.

         (i) Target is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Target is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Target is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162(a) (by reason of being unreasonable in amount), 162 (b) through (p) or 404 of the Code. Target is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Target nor does Target owe any amount under any such Agreement. Target is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Reverse Merger, Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Reverse Merger.

         (j) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period after the Effective Date as a result of any (A) "closing agreement" described in Code
Section 7121; (B) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502; (C) installment sale or open transaction disposition made on or before the Effective Date; or (D) prepaid amount received on or prior to the Effective Date.

     2.15 EMPLOYEE BENEFIT PLANS.

         (a) For all purposes under this Section 2.15 "ERISA AFFILIATE" shall mean each person (as defined in Section 3(9) of ERISA) that, together with Target, is treated as a single employer or required to be aggregated with Target under Section 4001(b) of ERISA or Section 414 of the Code. Except for the plans and agreements listed in Section 2.15 to the Target Disclosure Schedules (collectively, the "PLANS"), Target and its ERISA Affiliates for the last five
(5) years have not maintained, are not parties to, have not contributed to and are not obligated to contribute to, and employees or former employees of Target and its ERISA Affiliates and their dependents or survivors are not entitled to receive benefits under, any of the following (whether or not set forth in a written document):

              (i) Any employee benefit plan, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

              (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

              (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

         (b) Neither Target nor any ERISA Affiliate has, since January 1, 1994, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

         (c) Target has provided to Acquiror complete, accurate and current copies of each of the following:

              (i) The text (including amendments) of each of the Plans and related trust agreements, to the extent reduced to writing;

              (ii) A summary of each of the Plans, to the extent not previously reduced to writing;

              (iii) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the following:

                   (1) The most recent summary plan description, as described in section 102 of ERISA;

                   (2) Any summary of material modifications that has been distributed to participants but has not been incorporated in an updated summary plan description furnished under Subparagraph (1) above;

                   (3) The annual report, as described in section 103 of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared;

                   (4) The most recent actuarial report prepaid for each Plan;
and

              (iv) With respect to each Plan that is intended to qualify under section 401(a) of the Code the most recent determination letter concerning the plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

         (d) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied.

         (e) With respect to each Plan that is subject to COBRA, the requirements of COBRA applicable to such Plan have been satisfied.

         (f) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied.

         (g) Each Plan that is intended to qualify under section 401(a) of the Code meets the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder.

         (h) Neither Target nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code (whether or not waived) nor any termination or withdrawal liability under Title IV of ERISA, nor has any waiver been received or requested.

         (i) All contributions, premiums or other payments due from the Target to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of Target. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

         (j) There are no pending or threatened claims, lawsuits or actions (other than claims for benefits in the ordinary course) asserted or instituted against the assets of any Plan or trust or fiduciary of the Plan with respect to the operation of any Plan.

     2.16 EMPLOYEES AND CONSULTANTS.

         (a) Target has provided Acquiror with a true and complete list of all Persons employed by or rendering consulting services to Target as of the date hereof and the position and base compensation (and bonus/incentive amounts) payable to each such Person. Section 2.16 of the Target Disclosure Schedule contains a description of any written or oral employment agreements, consulting agreements or termination or severance agreements to which Target is a party. As of the date hereof Target has terminated any and all employment and/or consulting agreements with each Principal Stockholder and Target has consented to the Principal Stockholders entering into the Employment Agreements pursuant to Section 6.1(d) below.

         (b) Target is not a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor or employment dispute.

         (c) The consummation of the transactions contemplated hereby will not result in (i) any amount becoming payable to any employee, director or independent contractor of Target, (ii) except as set forth in Section 2.16 of the Target Disclosure Schedule, the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or (iv) any cost becoming due or accruing to Target or the Acquiror with respect to any employee, director or independent contractor of Target.

         (d) Target is not obligated and upon consummation of the Reverse Merger will not be obligated to make any payment or transfer any property that would be considered a "parachute payment" under section 280G(b)(2) of the Code.

         (e) To Target's Knowledge, no employee of Target has been injured in the work place or in the course of his or her employment except for injuries which are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

         (f) Target has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to Target's Knowledge, the information and documents on which Target relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Target pursuant to IRCA, and to the knowledge of Target, there is no basis for the filing of such a complaint.

         (g) Target has not received or been notified of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to Target's Knowledge, is there a basis for any complaint.

         (h) Target's action in complying with the terms of this Agreement will not violate any agreements with any of Target's employees.

         (i) Target has filed all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal, state and local laws and regulations, including without limitation, those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies. Target has filed and shall file any such reports and information that are required to be filed prior to the Closing Date.

         (j) Except as set forth in Section 2.16 of the Target Disclosure Schedule, to Target's Knowledge, none of Target's employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "EMPLOYEE OBLIGATION") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of Target or that could reasonably be expected to conflict with any of Target's business as conducted or currently proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of Target's business as conducted or currently proposed, will, to Target's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation.

     2.17 RELATED-PARTY TRANSACTIONS. No employee, officer, consultant or director of Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Target's Knowledge, none of such persons has any direct or indirect ownership interest in any Person with which Target is affiliated or with which Target has a business relationship, or any Person that competes with Target, except to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of Target is directly or indirectly interested in any Material Contract with Target.

     2.18 INSURANCE. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in material compliance with the terms of such policies and bonds. To Target's Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 COMPLIANCE WITH LAWS. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not result in a Material Adverse Effect on Target.

     2.20 BROKERS' AND FINDERS' FEES. Except as set forth in Section 2.20 of the Target Disclosure Schedule, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges ("BROKER FEES") in connection with this Agreement or any transaction contemplated hereby.

     2.21 TARGET STOCKHOLDER MATTERS.

         (a) All of the Target Stockholders have (i) consented in writing to and approved the Reverse Merger, (ii) appointed Scott Hockler as the agent for and on behalf of the Target Stockholders under this Agreement (the "STOCKHOLDERS' AGENT") and (iii) had an opportunity to review all of Acquiror's filings and reports with the Commission ("ACQUIROR MATERIALS").

         (b) The Principal Stockholders have agreed in writing to vote for the approval of the Reverse Merger pursuant to voting agreements contained in
Section 5.9 below.

     2.22 VOTE REQUIRED. The affirmative vote of the holders of a majority of each class of the shares of Target Common Stock outstanding on the record date set for the meeting of Target Stockholders entitled to vote on the approval of this Agreement and the Reverse Merger or the date of the written consent of such stockholders with respect to the approval of this Agreement and the Reverse Merger is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.23 INVENTORY. The inventories shown on the Target Balance Sheet or thereafter acquired by Target, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since Target's inception, Target has continued to replenish inventories in a normal and customary manner consistent with Target's past practices. The values at which inventories are carried reflect the inventory valuation policy of Target, which is the method of valuing the cost of goods sold that uses the cost of the oldest items in inventory first, and such method is consistent with its past practice and in accordance with GAAP. Since Target's inception, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

     2.24 TRADE RELATIONS. All of the prices charged by Target in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or, to Target's Knowledge, threatened against Target with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to Target's Knowledge, no specific situation, set of facts, or occurrence provides any valid basis for any such claim.

     2.25 SUPPLIERS. As of the date hereof, no supplier of Target, has canceled or otherwise terminated, or made any threat to Target to cancel or otherwise terminate its relationship with Target for any reason including, without limitation the consummation of the transactions contemplated hereby, or has at any time since Target's inception, decreased materially its services or supplies to Target in the case of any such supplier and to Target's Knowledge, no such supplier intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or has sought, or is seeking, to materially increase the price it will charge for products, goods or services. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to any supplier of Target.

     2.26 MATERIAL CONTRACTS. Except for the material contracts described on
Section 2.26 of the Target Disclosure Schedule (collectively, the "MATERIAL CONTRACTS"), Target is not a party to or bound by any material contract, including without limitation:

         (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

         (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $50,000 over the life of the contract;

         (c) any contract that expires or may be renewed at the option of any person other than the Target so as to expire more than one year after the date of this Agreement;

         (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

         (e) any contract for capital expenditures in excess of $50,000 in the aggregate;

         (f) any contract limiting the freedom of the Target to engage in any line of business or to compete with any other Person as that term is defined in the 1934 Act, or any confidentiality, secrecy or non-disclosure contract;

         (g) any contract pursuant to which Target leases any real property;

         (h) any contract pursuant to which the Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

         (i) any contract with any person with whom the Target does not deal at arm's length within the meaning of the Code;

         (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

         (k) any license, sublicense or other agreement to which Target is a party (or by which it or any Target Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to use, or given access to any Target Intellectual Property other than (A) access to or use of standard object code product pursuant to a customary non-exclusive end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of business or (B) access provided in the ordinary course of business under a customary nondisclosure/nonuse agreement;

         (l) any license, sublicense or other agreement pursuant to which Target has been or may be assigned or authorized to use, or has or may incurred any obligation in connection with, (i) any third party Intellectual Property that is incorporated in or form a part of any current or proposed product, service or Intellectual Property offering of Target or (ii) any Target Intellectual Property;

         (m) any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property ("SOURCE MATERIALS");

         (n) any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof;

         (o) any orders/purchase agreements/product licenses end user licenses arising in the ordinary course of business;

         (p) any watch orders (or purchase orders) (for vintage watches or otherwise) including a single watch with a sale price greater than $10,000 which has either not yet been shipped or has been shipped but not paid for by the subject customer in full; and

         (q) any other agreement, contract, lease, license, or royalty agreement, commitment or instrument (or a related group of any of the foregoing) to which Target is a party or by or to which the assets or business of Target is bound or subject (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice) under which, in any case, Target has an aggregate liability after the Closing Date in excess of $50,000.

     2.27 NO BREACH OF MATERIAL CONTRACTS. Except as set forth in Section 2.27 of the Target Disclosure Schedule, the Target has performed all of the obligations required to be performed by it and is entitled to all benefits under, and, to Target's Knowledge, is not alleged to be in default in respect of any Material Contract. Except as set forth in Section 2.27 of the Target Disclosure Schedule, each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's Knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, would (i) become a default or event of default under any Material Contract, which default would result in a Material Adverse Effect on Target or (ii) result in the loss or expiration of any right or option by Target (or the gain thereof by any third party) under any Material Contract or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

     2.28 THIRD-PARTY CONSENTS. Section 2.28(a) of the Target Disclosure Schedule lists all watch brand contracts ("WATCH BRAND CONTRACTS") that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that Acquiror shall be made a party in place of Target or as assignee (or so that the Surviving Corporation will not be in default thereunder as a result of the Reverse Merger). Section 2.28(b) of the Target Disclosure Schedule lists all contracts (other than Watch Brand Contracts) that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that Acquiror shall be made a party in place of Target or as assignee (or so that the Surviving Corporation will not be in default thereunder as a result of the Reverse Merger). Such list in Section 2.28(a) and (b) of the Target Disclosure Schedule is complete and accurate.

     2.29 [INTENTIONALLY OMITTED].

     2.30 MINUTE BOOKS. The copies of the portions of the minute books of Target furnished to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.31 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

     2.32 BANK ACCOUNTS; CREDIT AND CHARGE CARDS. Section 2.32 of the Target Disclosure Schedule contains a true and complete list as of the date hereof (a) of all banks, trust companies and savings and loan associations in which the Target maintains an account (and the account number thereof) or safe deposit vault and the names of all Persons authorized to draw thereon and the balances on such accounts as of February 14, 2001; and (b) of all credit and charge cards issued in the name of the Target or any of its employees, officers or directors and for which the Target has any liability and the outstanding balances on each such card as of February 14, 2001.

     2.33 PRIVACY GUIDELINES. Attached as EXHIBIT 2.33 is a true, correct and complete copy of the Target's website privacy policy and guidelines and terms of use ("WEBSITE GUIDELINES"), including any and all prior versions of the Website Guidelines as such Website Guidelines have appeared on the Target's website during the duration of its operation.

     2.34 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Target or any Target Stockholder (the "STOCKHOLDER MATERIALS") for inclusion in any materials provided to Target Stockholders or the Acquiror will, at the dates mailed to the Target Stockholders or the Acquiror and at the effective date of the stockholder action, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Stockholder Materials will comply as to form with the provisions of all applicable laws, rules and regulations of all Governmental Entities. The Target acknowledges that the Acquiror decision to enter into this Agreement, the Transaction Documents and the Reverse Merger is based on the due diligence investigation with respect to the Stockholder Materials. The Stockholder Materials contain all the material information with respect to the Target and there are no other material terms or information with respect to the Target other than the information and terms which are evidenced by the Stockholder Materials.

     2.35 REPRESENTATIONS COMPLETE. No financial statement, Exhibit, Target Disclosure Schedule section or document required by this Agreement to be prepared or furnished by or on behalf of the Target or any Target Stockholder to the Acquiror and/or Merger Sub in connection with this Agreement or any agreement contemplated hereby or delivered pursuant hereto, contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Principal Stockholders, and each of them, shall notify the Surviving Corporation promptly of the occurrence of any event or the discovery of any fact to the contrary. The representations and warranties set forth in this Article II in the aggregate (a) are true and correct even without the materiality exceptions or qualifications contained therein except for such exceptions and qualifications which, in the aggregate, for all such representations and warranties, are not and could not reasonably be expected to result in a Material Adverse Effect on the Target and (b) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.36 INVESTMENT REPRESENTATIONS. All material requested by each of the Target Stockholders regarding Acquiror (including the Acquiror Materials) has been furnished to each Target Stockholder prior to the date of the execution and delivery of this Agreement and has been carefully reviewed by each of Target Stockholders. Each of the Target Stockholders has had an opportunity to review carefully all of the Acquiror's SEC Documents and has been granted the opportunity (i) to ask questions of, and receive answers from, representatives and management of Acquiror concerning the affairs and business of Acquiror, and
(ii) to obtain additional information which the Acquiror possesses or can acquire without unreasonable effort or expense that is necessary or desirable to verify the accuracy of the material furnished to each such stockholder regarding Acquiror. The Target and the Target Stockholders are familiar with the affairs, business and prospects of Acquiror. Each of the Target Stockholders understands that the Total Acquiror Shares will not have been registered under the Securities Act, or any Blue Sky Laws, and are being offered and sold under an exemption from registration provided by Section 4(2) of the Securities Act and exemptions for private offerings under Blue Sky Laws. Such shares are being acquired by the Target Stockholders solely for their own account, for investment purposes only, and are not being purchased with a view to, or in connection with, any resale, distribution, subdivision or fractionalization. Each of the Target Stockholders shall bear the economic risk of the investment in the shares of Acquiror Common Stock for an indefinite period of time because of the limitations on transfer under applicable securities laws (including, without limitation, Rule 144 promulgated under the Securities Act). Each of the Target Stockholders is an "ACCREDITED INVESTOR" as the term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of the Target Stockholders is able to bear the economic risk of the purchase of the Acquiror Common Stock acquired pursuant to the terms of this Agreement, including a complete loss of such stockholder's investment in the Acquiror Common Stock.

     2.37 KNOWLEDGE DEFINITION. As used in this Agreement, "TO THE KNOWLEDGE OF THE TARGET," "TARGET'S KNOWLEDGE" and like phrases shall mean and include:

         (a) actual knowledge; and

         (b) that knowledge which a prudent businessperson (including, the officers, directors, other key employees, and/or Principal Stockholders of Target) would have obtained in the management of his or her business affairs after reviewing the Article II in detail and making due inquiry and exercising reasonable diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any of the (i) the Principal Stockholders and (ii) officers, directors or other key employees or consultants of the Target shall be imputed to be the knowledge of the Target.


                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub represent and warrant to Target and the Principal Stockholders that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Target prior to the execution and delivery of (and attached to) this Agreement (the "ACQUIROR DISCLOSURE SCHEDULE"). The Acquiror Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections and subsections and subclauses contained in this Article III, and (absent a specific cross reference in the Acquiror Disclosure Schedule to another Section or subsection or subclause in this Article III) the disclosure in any paragraph in the Acquiror Disclosure Schedule shall qualify only the specific Section or subsection or subclause under which such paragraph appears.

     3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub (or any other subsidiary) is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

     3.2 CAPITAL STRUCTURE. The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock, $.001 par value, of which 46,644,246 were issued and outstanding as of the close of business on January
3, 2001, 10,000,000 shares of Preferred Stock,

$.001 par value, of which no shares were issued and outstanding as of the close of business on January 3, 2001, and no shares of convertible Preferred Shares authorized, $.001 par value, of which no shares were outstanding as of the close of business on January 3, 2001. As of February 8, 2001, the portion of Acquiror Common Stock outstanding that is in the hands of public investors and not held by officers, directors or other controlled-interest investors of the Acquiror was approximately 8,800,000. There are no other outstanding shares of capital stock or voting securities of Acquiror other than 6,900,000 shares of Acquiror Common Stock reserved for issuance upon (i) the exercise of options issued under the 1998 Stock Incentive Plan, and the 1999 Equity Incentive Plan (collectively, the "ACQUIROR STOCK OPTION PLANS") or (ii) the exercise of subscription rights outstanding as of such date under the Acquiror Employee Stock Purchase Plan (the "ACQUIROR ESPP"). The authorized capital stock of Merger Sub consists of 100 shares of Acquiror Common Stock, $.001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and are not subject to preemptive rights, rights of first refusal or other similar rights created by statute, the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub or any agreement to which Acquiror or Merger Sub is a party or by which it is bound. As of December 31, 2000, Acquiror had reserved (i) 17,267,250 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plans, of which approximately 2,493,138 shares have been issued pursuant to option exercises, and approximately 8,970,992 shares are subject to outstanding, unexercised options, and (ii) 950,000 shares of Acquiror Common Stock for issuance to employees pursuant to the Acquiror ESPP, of which 79,415 shares have been issued. Other than (i) as set forth above, (ii) the commitment to issue

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

shares of Acquiror Common Stock pursuant to this Agreement, and (iii) as set forth on Section 3.1 of the Acquiror Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Reverse Merger will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with applicable U.S. Federal and state securities laws and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. There are no contracts, commitments or agreements relating to voting, registration, purchase or sale of Acquiror's capital stock (i) between or among Acquiror and any of its stockholders or (ii) to Acquiror's knowledge, between or among any of Acquiror's stockholders or between any of Acquiror's stockholders and any third party.

     3.3 AUTHORITY.

         (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement and the other Transaction Documents to the extent executed and delivered on the date hereof have been (and to the extent executed and delivered after the date hereof

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

will have been) duly executed and delivered by each of Acquiror and Merger Sub and upon execution and delivery shall constitute the valid and binding obligations of each of Acquiror and Merger Sub enforceable against such Person in accordance with their respective terms.

         (b) The execution and delivery of this Agreement and the other Transaction Documents do (and will) not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit or result in the creation of any lien or encumbrance against any of the Acquiror's assets, properties, contract rights or business under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any agreement required to be filed as an exhibit to Acquiror's Form 10-K pursuant to Regulation S-K, Item 601, applicable to Acquiror and its subsidiaries the violation of which would result in Material Adverse Effect on the Acquiror.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Documents by Acquiror or the consummation by Acquiror of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a Form 8-K with the Commission and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon

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

conversion of the Target Common Stock in the Reverse Merger and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror.

     3.4 SEC DOCUMENTS; FINANCIAL STATEMENTS; NASD LISTING. Acquiror has made available to Target and to Principal Stockholders a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), and other filings filed with the Commission by Acquiror since June 1, 2000 and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the Commission by Acquiror prior to the Effective Time (collectively, the "ACQUIROR SEC DOCUMENTS"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the 1934 Act and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "ACQUIROR FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, complied as to form

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

in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the Commission). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, for the absence of footnotes and year- end adjustments in accordance with Target's past practices which would not be material in the aggregate). As of the date hereof, Acquiror's Common Stock is listed for trading on the NASDAQ/NMS Market, and (excluding the general application of the NASDAQ's and NASD's continued listing requirements) the Acquiror has no actual knowledge of any notification from the NASD that the NASD intends to delist the Acquiror Common Stock from such Market.

     3.5 BROKERS' AND FINDERS' FEES. Neither the Acquiror nor Merger Sub has incurred, nor will either incur Broker Fees in connection with the Agreement or any transaction contemplated hereby.


                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 GENERAL CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Target agrees and Principal Stockholders agree to cause Target (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Acquiror) to carry on its

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

business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to (i) pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, (ii) subject to Acquiror's consent to the filing of material Tax Returns if applicable, pay or perform other obligations when due, and (iii) use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers, key employees and contractors and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of its business, and of any event which could have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, Target shall not cause or permit any of the following without the prior written consent of the Acquiror:

         (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

         (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or (other than the Target Option Share Issuance) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

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

         (c) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) and (b) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2 CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, Target shall not (and the Principal Stockholders agree to cause Target not to) do, cause or permit any of the following without the prior written consent of
Acquiror:

         (a) MATERIAL CONTRACTS. Enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts other than in the ordinary course of business consistent with past practice;

         (b) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

         (c) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

         (d) INTELLECTUAL PROPERTY. Transfer to or license any person or entity or otherwise extend, amend or modify any rights to Target's Intellectual Property;

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

         (e) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing, distribution, or other exclusive rights of any type or scope with respect to any of its products or technology;

         (f) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business;

         (g) INDEBTEDNESS. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

         (h) LEASES. Enter into any operating lease requiring payments in excess of $10,000;

         (i) PAYMENT/INSURANCE OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

         (j) CAPITAL EXPENDITURES. Incur or commit to incur any capital expenditures in excess of $10,000 in the aggregate;

         (k) INSURANCE. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

         (l) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business consistent with past practice;

         (m) EMPLOYEE BENEFITS; SEVERANCE. Take any of the following actions:
(i) increase or agree to increase the compensation payable or to become payable to its officers,

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

employees or consultants, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practice, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer, consultant or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants;

         (n) LAWSUITS. Commence a lawsuit or arbitration proceeding other than
(i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

         (o) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are substantial, individually or in the aggregate, to its business;

         (p) TAXES. Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax

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

claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

         (q) REVALUATION. Revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

         (r) TRANSACTION FEES. Except for legal fees not in excess of $30,000 ("PERMITTED LEGAL FEES") incur any legal, financial advisor and accounting fees in connection with the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and the Reverse Merger (the "TRANSACTION FEES"); or

         (s) OTHER. Take or agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (r) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3 NOTICES. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 NO SOLICITATION; NON-COMPETITION.

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

         (a) From and after the date of this Agreement until the Effective Time, Target shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or a substantial portion of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "TAKEOVER PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Takeover Proposal, or (iii) agree to, approve or recommend any Takeover Proposal.

         (b) Target shall notify Acquiror immediately (and no later than 24 hours) after receipt by Target (or its advisors or agents) of any Takeover Proposal or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of Target by any Person that informs Target that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

         (c) From and after the date of this Agreement until the second anniversary of the Closing Date, Target and Principal Stockholders shall not (i) induce or attempt to induce, directly or indirectly, any then current customer or client of the Target, Acquiror or the Surviving Corporation to cease doing business, in whole or in part, with the Target or solicit or divert, directly or indirectly, the business of any such customer or client, or any identified potential customer or client, for Principal Stockholders own account or for the account of any other Person (other than for the accounts of Target or Acquiror) or (ii) solicit or induce, directly or indirectly, any person or

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

entity, including any third-party service provider, distributor or supplier of the Target, to terminate its relationship with the Target, Acquiror or the Surviving Corporation or otherwise interfere with such relationship; it being understood that the following actions by the Principal Stockholders shall not be a breach of this Agreement under this Section 5.1(c): (i) the Principal Stockholders' solicitation of consents or approvals required in connection with the Reverse Merger under the contracts of Target set forth in Section 2.28 of the Target Disclosure Schedule and (ii) subject to the terms of each Principal Stockholder's Employment Agreement, after the Closing Date, the direct or indirect contact or communication by any Principal Stockholder, on or after the expiration of the Initial Term (as defined in each Principal Stockholder's Employment Agreement), with any supplier of the Target if the relationship with such supplier existed as of the date of execution of this Agreement ("EXISTING RELATIONSHIP").

     5.2 PREPARATION OF INFORMATION STATEMENT. Prior to the Closing, Target shall have prepared an Information Statement and delivered the Acquiror Materials (the "TARGET STOCKHOLDER INFORMATION MATERIALS") for the Target Stockholders to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The Target Stockholder Information Materials shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Common Stock in the Reverse Merger. The Target Stockholder Information Materials shall contain the recommendation of the Board of Directors of Target that the Target Stockholders approve the Reverse Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Reverse Merger are fair and reasonable to the Target Stockholders. Anything to the contrary contained herein notwithstanding, Target shall not include in the Target Stockholder Information Materials any





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

information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

     5.3 STOCKHOLDERS MEETING OR CONSENT SOLICITATION. Prior to the Closing, Target shall have taken all actions necessary to either (i) call a meeting of its stockholders to be held for the purpose of voting upon this Agreement and the Reverse Merger or (ii) commence a consent solicitation to obtain such approvals on or prior to the Closing Date. Target will, through its Board of Directors, recommend to its stockholders approval of the Reverse Merger as contemplated by the Agreement. Target shall use all reasonable efforts to solicit from its stockholders proxies or consents in favor of such matters as soon as practicable after the date hereof.

     5.4 ACCESS TO INFORMATION.

         (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period commencing with the date hereof and ending at the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror or its representatives may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

         (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

         (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify, amend or waive any representation or warranty

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

contained herein, any indemnification obligation hereunder, or any condition to the obligations of the parties to consummate the Reverse Merger.

     5.5 CONFIDENTIALITY. For five years from and after the date hereof, each Principal Stockholder shall treat and hold as confidential any information concerning the business and affairs of Target that is not already generally available to the public (other than the Existing Relationships, the "CONFIDENTIAL INFORMATION"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Acquiror, at the request and option of Acquiror, all tangible embodiments (and all copies) of the Confidential Information which are in such Principal Stockholder's possession or under such Principal Stockholder's control. In the event that any Principal Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Principal Stockholder shall notify Acquiror promptly of the request or requirement so that Acquiror may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5.

     5.6 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror, Merger Sub and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the others (which approval shall not be unreasonably withheld or delayed), except as may be required by Acquiror to comply with the rules and regulations of the Commission or any obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

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

     5.7 CONSENTS.

         (a) Target shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Reverse Merger and shall use its best efforts to obtain all necessary consents, waivers and approvals under the Material Contracts in connection with the Reverse Merger for the assignment thereof or otherwise.

         (b) Each of Acquiror and Target shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS" and the resolution of any such objections "APPROVALS"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "ORDER"), that is in effect and that prohibits, prevents, or restricts consummation of the Reverse Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier

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

of (i) March 5, 2001 and (ii) the date of a ruling preliminarily enjoining the Reverse Merger issued by a court of competent jurisdiction. Each of Acquiror and Target shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

         (c) Notwithstanding the foregoing, neither Acquiror nor Target shall be required to agree, as a condition to any Approval, to divest itself of or hold separate any subsidiary, division or business unit which is material to the business of such party and its subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a Material Adverse Effect on (i) of such party or (ii) the benefits intended to be derived as a result of the Reverse Merger.

     5.8 UPDATE TARGET DISCLOSURE SCHEDULE; BREACHES. From and after the date of this Agreement until the Effective Time, Target shall promptly notify the Acquiror, by written update to the Target Disclosure Schedule of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of Target to affect the Reverse Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Reverse Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this
Section 5.8 shall not cure any breach of any representation, warranty or covenant requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

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

     5.9 STOCKHOLDER AGREEMENTS.

         (a) Each Principal Stockholder hereby agrees that at any meeting of the Target Stockholders, however called, or in any action by written consent of the Target's stockholders, such Principal Stockholder shall: (i) vote all of the Target Common Stock owned or controlled by such stockholder in favor of this Agreement, the Certificate of Merger, the other Transaction Documents and the Reverse Merger and the other transactions contemplated hereby and thereby; provided that the Board of Directors of the Target shall have approved such Reverse Merger on or prior to the date hereof; and (ii) until the termination of this Agreement pursuant to Article VII, vote such Target Common Stock against any (A) merger, consolidation, share exchange, business combination or other similar transaction pursuant to which control of the Target would be transferred to any Person other than Acquiror or Merger Sub, or (B) sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20)% or more of the assets or business of the Target in a single transaction or in a series of transactions.

         (b) The Principal Stockholders hereby constitute, appoint and instruct Kenneth Kurtzman, Chief Executive Officer of Acquiror, (the "PROXY HOLDER") as the Principal Stockholders' true and lawful proxy and attorney-in-fact, with full power of substitution, to: (a) vote at any meeting of the Principal Stockholders, all Target Common Stock which the Principal Stockholders owned as of the record date for such meeting (or to execute any consent of the Principal Stockholders in lieu of such meeting for the number of shares of the Target Common Stock that the Principal Stockholders owned as of the date of or record date for such consent) in favor of the approval of this Agreement, the Certificate of Merger, the other Transaction Documents and the Reverse Merger and the other transactions contemplated hereby and thereby, provided that the Board of Directors of the Target shall have approved such Reverse Merger on or prior to the date hereof;

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

and (b) until the termination of this Agreement pursuant to Article VII, to vote at any meeting of the Target Stockholders, however called, all Target Common Stock which the Principal Stockholders owned as of the record date for such meeting (or to execute any consent of the Target Stockholders in lieu of such meeting for the number of shares of Target Common Stock that the Principal Stockholders owned as of the date of or record date for such consent) against any matter referred to in Section 5.9(a)(ii)(A) and/or Section 5.9(a)(ii)(B) hereof. Such proxy shall be limited strictly to the power to vote Target Common Stock in the manner set forth in the preceding sentence and shall not extend to any other matters presented for vote at such meeting, and the Principal Stockholders shall have the right to vote the Target Common Stock on any other matter whatsoever in the Principal Stockholders' sole discretion. The Principal Stockholders acknowledge that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by Delaware Law. In the event that the Principal Stockholders fail for any reason to vote the Principal Stockholders' Target Common Stock in accordance with the requirements of this
Section 5.9, then the Proxy Holder shall have the right to vote the Target Common Stock in accordance with the provisions of this Section 5.9. The vote of the Proxy Holder shall control in any conflict between the vote by the Proxy Holder of Target Common Stock and a vote by the Principal Stockholders of Target Common Stock. Notwithstanding the foregoing, this Section 5.9(b) shall be null and void and not binding on the Principal Stockholders unless the Principal Stockholders will receive in the Reverse Merger shares of Acquiror Common Stock in the same proportion or ratio as all other holders of the Target Common Stock.

     5.10 LEGAL REQUIREMENTS. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions

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contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.11 TAX-FREE REORGANIZATION. Neither Target, Acquiror nor Merger Sub will, either before or after consummation of the Reverse Merger, take any action not contemplated by the provisions of this Agreement which, to the knowledge of such party, would cause the Reverse Merger to fail to constitute a "reorganization" within the meaning of Code Section 368.

     5.12 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws ("BLUE SKY LAWS") of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Reverse Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Reverse Merger.

     5.13 [Intentionally Omitted]

     5.14 [Intentionally Omitted]

     5.15 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Acquiror shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the Total Acquiror Shares.

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     5.16 ADDITIONAL AGREEMENTS; BEST EFFORTS. Each of the parties agrees to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of Target Stockholders described in Section 5.3, including cooperating fully with the other party and by provision of any additional information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.17 EMPLOYEE BENEFITS. All Target employees shall be entitled to participate in all employee benefit plans and programs of Acquiror that are available to other similarly situated employees of Acquiror or its subsidiaries in comparable positions. In the case of medical and health insurance coverage, Acquiror shall cause the Surviving Corporation to either continue to insure Target employees under Target's existing insurance plans or provide medical and health insurance to Target employees under Acquiror's current employee benefit plans and programs that are available to similarly situated employees of Acquiror.

     5.18 WATCH STRAPS BUSINESS. Effective the Effective Time, each of the Principal Stockholders hereby transfer and assigns any and all ownership, title and interest in and to the business of licensing and/or selling watch straps and any and all Intellectual Property held individually by such Person in connection with or relating to such business. The Acquiror agrees that on or after the Effective Time, Acquiror shall use its commercially reasonable efforts to launch and develop a business of licensing and/or selling watch straps through both the retail and wholesale marketplace via the Internet ("WATCH STRAP BUSINESS").

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     5.19 REPAIR AND VINTAGE WATCH BUSINESS. Each of the Principal Stockholders
hereby transfers and assigns any and all ownership, title and interest in and to the business of watch servicing and any and all Intellectual Property held individually by such Person in connection with or relating to such business. Acquiror agrees that it shall use its commercially reasonable efforts to develop a business of watch servicing (the "SERVICE BUSINESS") and to develop and integrate with the Acquiror's current operations Target's existing business of pre-owned and vintage watches (the "PRE-OWNED AND VINTAGE WATCH BUSINESS").

     5.20 ACQUIROR OPTIONS. Subject to any limitations set forth in Acquiror's stock option plan, immediately after the Effective Time, Acquiror shall grant to Julie Shearer, 9,000 options to purchase shares of Acquiror Common Stock, at an exercise price not to exceed the closing price of Acquiror Common Stock on the NASDAQ on the date of grant; provided, that, in no event shall Acquiror be obligated to grant or enter into an agreement to grant options to purchase more than 9,000 shares of Acquiror Common Stock.

     5.21 TERMINATION OF EMPLOYMENT AGREEMENTS. Target and each Principal Stockholder hereby agree that the Employment Agreements, each dated January 12, 1999, between the Target and each Principal Stockholder, respectively, are terminated as of the date hereof. A copy of each terminated Employment Agreement is attached hereto as Exhibit 5.21.

     5.22 RELATIONSHIPS. On or immediately after the Effective Time, but in no event later than five (5) days after the Effective Time, the Principal Stockholders shall deliver to the Acquiror a list of all of the Target's and/or Principal Stockholders' direct relationships with brand manufacturers whereby Target purchased inventory directly.

     5.23 ICON OFFICE SOLUTIONS LITIGATION. As identified in item 3 to Section
2.8 of the Target Disclosure Schedule, Target is in litigation with Icon Office Solutions, Inc. ("LEASE LITIGATION").

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Target shall be permitted, after approval and consent from Acquiror which shall not be unreasonably withheld, to settle the Lease Litigation and apply in connection with any settlement of the Lease Litigation the security deposit of $100,000 held pursuant to the lease by Icon Office Solutions, Inc. As used in this Agreement, the term Existing Target Liabilities shall include any liabilities, obligations, settlement amounts or other amounts paid with respect to the Lease Litigation in excess of $100,000.

     5.24 WATCH BRAND CONTRACTS. Immediately after the Effective Time, the Principal Stockholders shall use their best efforts to obtain novation or consent to assignment, as the case may be, at the Acquiror's option, to all watch brand contracts identified on Section 5.24 to the Target Disclosure Schedule, so that Acquiror shall be made a party in place of the Target or the Surviving Corporation, as assignee to such contracts as soon as practicable after the Effective Time.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO AFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and affect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

         (a) STOCKHOLDER APPROVAL. This Agreement and the Reverse Merger shall have been approved and adopted by the holders of all of the shares of Target Common Stock outstanding as of the record date set for the Target Stockholders Meeting or solicitation of stockholder consents. Any agreements or arrangements that may result in the payment of any amount that would not be

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deductible by reason of Section 280G of the Code shall also have been approved by such number of Target Stockholders as is required by the terms of Code
Section 280G(b)(5)(B).

         (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity preventing the consummation of the Reverse Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Reverse Merger which makes the consummation of the Reverse Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

         (c) GOVERNMENTAL APPROVAL. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Reverse Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, and under state Blue Sky Laws.

         (d) EMPLOYMENT AGREEMENTS. The Acquiror (or Surviving Corporation) shall have entered into Employment Agreements with the employees of Target identified on Section 6.1(d) of the Target Disclosure Schedule in the form attached hereto as EXHIBIT 6.1(d) (the "EMPLOYMENT AGREEMENTS")

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and affect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

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         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Acquiror made in this Agreement which are not qualified by "materiality" or "MATERIAL ADVERSE EFFECT ON ACQUIROR" shall be true and correct in all material respects and the representations and warranties which are qualified by "materiality" or "Material Adverse Effect on Acquiror" shall be true and correct, in each case when made and on and as of the Effective Time, with the same effect as though made on and as of the Effective Time, other than representations and warranties that speak of a specific date or time (which need to be true and correct as of such date or time). All covenants, obligations and conditions of this Agreement required to be performed by Acquiror as of the Effective Time shall have been performed or complied with, or shall have been caused to be performed or complied with, in all material respects. Target shall have received from Acquiror a certificate dated the Closing Date and signed by an authorized officer of Acquiror reasonably satisfactory in form and substance to Target confirming the foregoing set forth in this Section 6.2(a).

         (b) LEGAL OPINION. Target shall have received a legal opinion from Acquiror's legal counsel, Morrison Cohen Singer & Weinstein, LLP ("MCS&W, LLP") substantially in the form attached as EXHIBIT 6.2(b) hereto.

         (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, or results of operations of Acquiror and its subsidiaries, taken as a whole since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which

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Acquiror competes shall be disregarded, (iii) any adverse change resulting from or relating to the announcement or pendency of the Reverse Merger or any of the other transactions contemplated by this Agreement shall be disregarded, (iv) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded, and (v) any fluctuation in trading prices, listing and/or trading volumes of Acquiror Common Stock shall be disregarded. For purposes of this Agreement, the conditions identified in
Section 6.2(c)(i) through 6.2(c)(v) inclusive shall be referred to as the "GENERAL MARKET AND ECONOMIC CONDITIONS".

         (d) SECRETARY CERTIFICATE.

              (i) Target shall have received a certificate from Acquiror dated the Closing Date and signed by the secretary or assistant secretary of Acquiror, as applicable, certifying that the attached copies of its certificate of incorporation and consents or resolutions of its Board of Directors, as applicable, authorizing the execution, delivery and performance and approving this Agreement are true, complete and correct and remain unamended and in full force and effect.

              (ii) Target shall have received a certificate from Merger Sub dated the Closing Date and signed by the secretary or assistant secretary of Merger Sub, as applicable, certifying that the attached copies of its certificate of incorporation and consents or resolutions of its Board of Directors, as applicable, authorizing the execution, delivery and performance and approving this Agreement are true, complete and correct and remain unamended and in full force and effect.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror; PROVIDED, HOWEVER, that any waiver of a condition shall not

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be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Target or any Target
Stockholder:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of each of Target and each Principal Stockholder made in this Agreement (without taking into account any updates made to the Target Disclosure Schedule pursuant to Section 5.8) which are not qualified by "materiality" or "Material Adverse Effect on Target" shall be true and correct in all material respects and the representations and warranties which are qualified by "materiality" or "Material Adverse Effect on Target" shall be true and correct, in each case when made and on and as of the Effective Time, with the same effect as though made on and as of the Effective Time, other than representations and warranties that speak of a specific date or time (which need to be true and correct as of such date or time); PROVIDED, HOWEVER, that for purposes of this
Section 6.3(a) "Material Adverse Effect on Target" shall be determined separately and in the aggregate for each such representation or warranty, and without reference to any other representation or warranty. Target and the Principal Stockholders shall have performed or complied with, or shall have caused to be performed or complied with, in all material respects all obligations and covenants required by this Agreement to be performed or complied with by each such Person by the Effective Time. Acquiror shall have received from each of Target and each Principal Stockholder a certificate dated the Closing Date and signed by an authorized officer of Target and each Principal Stockholder, reasonably satisfactory in form and substance to Acquiror confirming the foregoing set forth in this Section 6.3(a).

         (b) CERTIFICATE OF TARGET AND PRINCIPAL STOCKHOLDERS. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer and by each of the Principal Stockholders to the effect that, as of the Effective Time:

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              (i) all action necessary to authorize the execution, delivery and performance of the Transaction Documents by the Target and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and the Target Stockholders, and the Acquiror shall have received copies of all resolutions evidencing same certified by the Secretary of the Target. The Target has the full power and right to affect the Reverse Merger on the terms provided herein; and

              (ii) As of Effective Time, Existing Target Liabilities do not exceed $350,000.

         (c) INVENTORY. On or prior to Closing, Target shall have shipped to the Acquiror all of its inventory for inspection and Acquiror shall have established that the value of Target's inventory as of the Closing is at least $800,000. The amount by which the value of Target's inventory after inspection pursuant to this Section 6.3(c) is less than $800,000 shall be deemed to be a liability and obligation of the Target under Section 2.6 and shall be included within the definition of Existing Target Liabilities. Target will bear the risk of loss with respect to such inventory prior to the Effective Time.

         (d) INJUNCTIONS OR RESTRAINTS ON REVERSE MERGER AND CONDUCT OF BUSINESS. No proceeding brought by any Governmental Entity seeking to prevent the consummation of the Reverse Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target following the Reverse Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity.

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

         (e) LEGAL OPINION. Acquiror shall have received legal opinion(s) from Target's legal counsel, Fried, Frank, Harris, Shriver and Jacobson and/or Lester Morse, P.C., in substantially the form attached hereto as EXHIBIT 6.3(e).

         (f) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any Material Adverse Effect on Target since the date of this Agreement.

         (g) [INTENTIONALLY OMITTED].

         (h) GOODSTANDING CERTIFICATES. Target shall have furnished Acquiror with a certificate of the appropriate officials of the due organization and good standing to do business and tax standing of the Target in Delaware and in each jurisdiction wherein the conduct of its business or the ownership of operation of assets requires the Target to maintain qualification as a foreign corporation; in each case dated the Closing Date or such other date as may be mutually agreed to by the parties.

         (i) TERMINATION OF TARGET 401(k) PLAN. If requested by Acquiror, Target shall have terminated its 401(k) Plan, if any.

         (j) SECRETARY'S CERTIFICATE. The Acquiror shall have received a certificate from the Target, in form and substance reasonably satisfactory to the Acquirors, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Target, certifying as to the incumbency of the Target's officers and that the copies of the Certificate of Incorporation, By-laws and resolutions of the Board of Directors and the Target Stockholders approving this Agreement and each of the other Transaction Documents to which the Target is a party and the transactions contemplated hereby and thereby, and attached thereto, are all true, complete and correct and remain unamended and in full force and effect.

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

         (k) OTHER DOCUMENTS. The Acquiror shall have received true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings (executed by the Target, its officers or otherwise) as it may request in connection with or relating to the transactions contemplated hereby, all in form and substance satisfactory to Acquiror and its counsel.

         (l) [INTENTIONALLY OMITTED].

         (m) TARGET STOCKHOLDERS AGREEMENTS. Acquiror shall have been furnished with a document or series of documents duly executed by each of the Target Stockholders (in the form attached hereto as Exhibit 6.3(m), the "TARGET STOCKHOLDERS' AGREEMENTS") evidencing the following:

              (i) Target Stockholders' appropriate waivers and cancellation documents with respect to the Target's Stockholders Agreement dated as of January 13, 1999 by and among all the Target Stockholders and the Target Stockholders' Registration Rights Agreement dated as of January 13, 1999 by and among all the Target Stockholders;

              (ii) Target Stockholders' executed Accredited Investor questionnaires;

              (iii) Target Stockholders' approval of the Reverse Merger;

              (iv) Target Stockholders' consent, approval and appointment of the Stockholders' Agent (Scott Hockler); and

              (v) Target Stockholders' acknowledgment that each of the Target Stockholders has been furnished with the Target Stockholders Information Materials and have had the opportunity to review such documents and materials.

         (n) REPURCHASE AGREEMENTS. Acquiror shall have received Repurchase Agreements executed by the Principal Stockholders (with respect to Acquiror Common Stock

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issuable to them in the Reverse Merger) in form and substance satisfactory to
Acquiror in its sole discretion.


                                   ARTICLE VII
                   TERMINATION, EXPENSES, AMENDMENT AND WAIVER

     7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Reverse Merger by the Target Stockholders, this Agreement may be terminated:

         (a) by mutual consent duly authorized by the Board of Directors of Acquiror and Target;

         (b) by either Acquiror or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before March 5, 2001 (provided, a later date may be agreed upon in writing by the Acquiror and Target, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Reverse Merger to occur on or before such date where such action or failure to act constitutes a breach of this Agreement);

         (c) by Acquiror, if (i) Target or any Principal Stockholder shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days of receipt by Target and the Stockholders' Agent of written notice of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement, (ii) if at any time, prior to the Effective Time the then Existing Target Liabilities exceed $350,000, (iii) if during the period commencing with the date hereof and ending five (5)

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business days immediately after the Target has delivered to the Acquiror its final Target Disclosure Schedule, Acquiror shall have determined in its sole discretion, exercised in good faith, that the observations of Acquiror made during its due diligence investigation of Target disclosed information regarding the Target unsatisfactory to Acquiror or (iv) if the Target has not delivered the complete Target Disclosure Schedule on or prior to the February 28, 2001 (it being understood that to the extent that the Target Disclosure Schedule is not finalized by the Target and the Principal Stockholders as at the date hereof, such Persons shall have until the February 28, 2001 to finalize and deliver to Acquiror any portion of the Target Disclosure Schedule not delivered to Acquiror on the date hereof). Acquiror's right to terminate this Agreement pursuant to this Section 7.1(c) is referred to in the Transaction Documents as the "Walkaway Right"); or

         (d) by Target, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder, such breach shall have resulted in (or evidence) a Material Adverse Effect on Acquiror (provided that for purposes of this Section 7.1(d), the definition of the term Material Adverse Effect shall not include the word "prospects" and shall exclude an effect as a result of any of the General Market and Economic Conditions), and such breach shall not have been cured within five (5) days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in material breach of this Agreement;

         (e) by either Target or Acquiror if (i) any permanent injunction or other order of a Governmental Entity preventing the consummation of the Reverse Merger shall have become final and nonappealable; or

         (f) by Acquiror if events occur which render impossible compliance with one or more of the conditions set forth in Sections 6.1 or 6.3 hereof and such conditions are not waived by

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the Acquiror, provided that such events did not result from any action or omission by the Acquiror which was within its control and which the Acquiror was not expressly permitted to take or omit by the terms of this Agreement.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Target or Principal Stockholders or their respective officers, directors, stockholders or affiliates, (except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement); provided that, the provisions of this Section 7.2,
Section 5.5 (Confidentiality), Section 7.3 (Expenses and Termination Fees),
Article VIII (Indemnification) and Article IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, this Section 7.2 shall not relieve any party from liability in connection with an intentional or willful material breach of this Agreement prior to its termination and it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract or otherwise shall survive termination unimpaired.

     7.3 BROKER FEE; EXPENSES AND TERMINATION FEES.

         (a) Except as provided in Section 7.3(c), whether or not the Reverse Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, that in the event that the Reverse Merger is consummated, all Transaction Fees shall remain the obligation of the Target Stockholders (including the Principal Stockholders). The Principal

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Stockholders agree to jointly and severally indemnify and hold Acquiror and
Surviving Corporation harmless from all Transaction Fees.

         (b) The Target shall pay any and all fees and/or liabilities incurred for any Broker Fees in connection with the transactions contemplated by the Transaction Documents. Whether or not this Agreement and the transactions contemplated hereby are actually consummated, the Target and each of Principal Stockholders shall be jointly and severally liable for the Broker Fees incurred by Target or the Target Stockholders; it being understood that any such obligation may not be satisfied by being deemed to be an Existing Target Liability.

         (c) The Acquiror shall pay all Permitted Legal Costs within seven (7) business days after the Effective Time; it being understood that Transaction Fees in excess of the Permitted Legal Costs may not be satisfied by being deemed to be an Existing Target Liability.

     7.4 AMENDMENT. The Stockholders' Agent and the boards of directors of the Target and the Acquiror may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of such parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the Principal Stockholders shall not alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock.

     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein (in each case, which waiver may, if designated by the waiving party, be deemed to be a waiver solely for purposes of satisfaction of the applicable closing conditions under this Agreement, but may

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nonetheless evidence or result in "DAMAGES" recoverable pursuant to Article VIII below). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Acquiror or Target may have as a result of such investigation or otherwise, Acquiror and Target will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The representations and warranties of Acquiror will terminate upon the Closing. Except as otherwise specifically provided herein, all statements, representations, warranties and covenants of the Target shall survive the Closing until the second anniversary of the Closing Date (the "TERMINATION DATE"), at which time, such respective representations, warranties and covenants of Target set forth in this Agreement and any liability of the Principal Stockholders with respect to those representations, warranties and covenants will terminate; provided that the representations, warranties and covenants set forth in (a) Sections 2.3 (Authority), 2.11 (Title) and 2.20 (Broker Fees) shall survive indefinitely and remain in effect continuously after the Closing and (b) Sections 2.14 (Taxes) and 2.15 (Employee Benefit Plans) shall survive and remain in effect continuously after the Closing for the lesser of (i) seven (7) years and (ii) the statute of limitations applicable to the subject representation, warranty or covenant.

     8.2 INDEMNITY. From and after the first to occur of the termination of this Agreement pursuant to Article VII hereof and the Effective Time of the Reverse Merger, Acquiror, Surviving

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Corporation (on or after the Closing Date) and each such Person's shareholders, directors, officers, employees, consultants, agents, successors and assigns shall be indemnified and held harmless by the Principal Stockholders (and, in the case the Closing does not occur, the Target and the Principal Stockholders) on a joint and several basis against, and reimbursed for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, tax, fee, cost or expense, including, without limitation, reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) (collectively the "DAMAGES") imposed on or reasonably incurred by Acquiror (or, if the Closing occurs, the Surviving Corporation) as a result of;

         (a) any misrepresentation contained in or breach of or failure to perform any representation, warranty, covenant or agreement of Target or a Principal Stockholder contained in this Agreement or in any other Transaction Document, certification, Schedule (including the Target Disclosure Schedule), Exhibit or writing delivered pursuant hereto, or in connection herewith;

         (b) any Taxes of Target with respect to any Tax year or portion thereof ending on or before the Effective Time to the extent such Taxes are not reflected in a reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Target Balance Sheet plus Taxes in respect of the operating earnings of the Target derived in the ordinary course of its business between the Target Balance Sheet Date and the Closing less Taxes paid subsequent to the Target Balance Sheet Date, as well as the unpaid Taxes of any Person (other than Target) for which Target is liable under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise;

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         (c) the commencement and/or prosecution of any action brought against the Acquiror by a Target Stockholder (or other former equity interest holder of Target), or any predecessor or successor thereof, or any Person acquired thereby, arising out of or relating to the purchase of all or a portion of such Person's stock (or equity interests) or the acquisition of all or substantially all the assets of the entity the capital stock of which was owned by such Person or, in each case, any direct or indirect equityholder of any of the foregoing (other than in respect of, and to the extent that such claims are based upon, Acquiror's breach of its representations, warranties or agreements contained herein);

         (d) the actual or threatened (in writing) commencement of any proceeding, suit or action against Target, Acquiror or any Affiliate thereof, or any director, officer or employee of any of them (specifically excluding normal obligations to repair, replace or return products sold by Target in the ordinary course of business consistent with past practice, or which are subject to normal warranty claims) arising out of actions taken, or omitted to be taken, or state of facts existing, prior to the date hereof, which, if determined adversely thereto (regardless of the actual determination thereof) would result in Damages which would be indemnifiable under the provisions of this Section 8.2; and/or

         (e) any and all actions, suits, proceedings, claims or demands incident to any of the foregoing or such indemnifications; PROVIDED, HOWEVER, Damages resulting from claims based on a breach which would have constituted a breach of a representation or warranty contained in Article II, but for the fact that the representation or warranty was qualified based upon materiality, Target's Knowledge, or constituting a Material Adverse Effect, shall nevertheless constitute Damages for which indemnification is required hereunder as if such qualifying language was absent from this Agreement.

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         (f) without duplication of the foregoing, Existing Target Liabilities
(excluding Permitted Legal Fees) as of the Closing Date in excess of $350,000.

     8.3 CLAIMS. In the event Acquiror, Surviving Corporation or either such Person's shareholders, directors, officers, employees, consultants, agents, successors and assigns (each, an "INDEMNIFIED PARTY") wishes to assert a claim for indemnification under this Article VIII (a "CLAIM"), the Indemnified Party shall give written notice to the Stockholders' Agent acting on behalf of the Target Stockholders ("INDEMNIFYING PARTIES") as soon as practicable after the Indemnified Party become aware of any matter, fact, condition or event which may give rise to a Claim (an "INDEMNIFIED MATTER"). Upon receipt of such notice, if the Stockholders' Agent (on behalf of the Indemnifying Parties) shall acknowledge in writing to the Indemnified Parties that the Indemnifying Parties shall be obligated to indemnify under the terms of this Article VIII, then the Indemnifying Parties shall be entitled, if they so elect, to take control of the defense and investigation of such Indemnified Matter to the extent that the Indemnified Matter involves the claim of a third party and to employ and engage attorneys of their own choice to handle and defend the same, at the Indemnifying Parties cost and expense. The Indemnified Parties shall cooperate in all reasonable respects with the Indemnifying Parties and such attorneys in the investigation, trial and defense of such Indemnified Matter and any appeal arising therefrom. If the Stockholders' Agent (on behalf of the Indemnifying Parties) has acknowledged to the Indemnified Parties' the Indemnifying Parties obligation to indemnify under this Article VIII, the Indemnified Parties shall not settle any such Indemnified Matter without the prior written consent of the Stockholders' Agent. If the Stockholders' Agent (on behalf of the Indemnifying Parties) has assumed the defense of the Claim, the Stockholders' Agent shall not be permitted to settle such claim of a third party without the prior written consent of the Indemnified Parties to the extent that the terms of such settlement

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provide for any non-monetary agreements or consideration which is reasonably likely to adversely affect any Indemnified Party. If the Stockholders' Agent (on behalf of the Indemnifying Parties) does not assume the defense of a claim of a third party as set forth above, then, upon the giving of written notice to the Stockholders' Agent (on behalf of the Indemnifying Parties), the Indemnified Parties shall be free to engage attorneys of their own choice to handle, defend and/or settle same, at the cost and expense of the Indemnifying Parties. For purposes of this Section 8.3, any notices, correspondence or other procedures required to be given, received or taken by the Indemnified Party or the Indemnifying Party, to the extent such party is a Principal Stockholder shall be deemed given, received or taken when communicated or performed to or by the Stockholders' Agent on behalf of each or any of the Principal Stockholders.

     8.4 RELIANCE ON STOCKHOLDERS' AGENT AUTHORITY. Scott Hockler shall be constituted and appointed pursuant to the Target Stockholders' Agreements as the agent ("STOCKHOLDERS' AGENT") for and on behalf of the Target Stockholders under this Agreement and to execute and deliver, in the name and on behalf of the Target Stockholders, all documents, to take all actions required to be executed or taken by the Target Stockholders, to give and receive notices and communications, including any of the foregoing as may be required pursuant to
Section 8.3, to receive Contingent Shares and Earn-Out Shares issuable pursuant to the Contingent Share Exhibit and Section 1.6(d) hereof, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Target Stockholders (based upon the former ownership of Target) from time to time upon not less than 10 days' prior written notice to Acquiror.

     8.5 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Target Stockholders and shall be final, binding

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and conclusive upon each such Target Stockholder and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target Stockholder. The Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

     8.6 INDEMNIFICATION LIMITATIONS. If the Closing occurs, no amount shall be paid in respect of Damages until the aggregate amount of all Damages exceeds $25,000 (the "BASKET"), whereupon the Principal Stockholders shall pay Damages in excess of the Basket; provided further; however, the Principal Stockholders shall be obligated to pay all amounts of Non-Basket Losses (as defined below) whether or not the aggregate of all Damages exceeds the Basket. "NON BASKET LOSSES" means Damages arising from: (A) intentional and knowing breaches of any of the representations and warranties, (B) intentional breaches of any covenant,
(C) Existing Target Liabilities exceeding $350,000, (D) any breach of any representation or warranty contained in Section 2.1, 2.2, 2.3, 2.5, 2.7, 2.11, 2.13, 2.14, 2.15 and/or 2.20, (E) Transaction Fees in excess of the Permitted Legal Fees, and/or (F) the Target Option Share Issuance.


                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by telecopier, with confirmation as provided above addressed as follows:

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                  (a) if to Acquiror or Merger Sub, to:

                           Acquiror.com, Inc.
                           3800 Buffalo Speedway, Suite 400
                           Houston, Texas 77098
                           Attention:  Kenny Kurtzman, Chief Executive Officer
                                       and Ryan Maierson, Counsel
                           Facsimile No.: (713) 629-5631
                           Telephone No.: (713) 369-1300

                           with a copy to:

                           Morrison Cohen Singer & Weinstein, LLP
                           750 Lexington Avenue
                           New York, New York 10022
                           Attention: Robert Londin, Esq.
                           Facsimile No.: (212) 735-8708
                           Telephone No.: (212) 735-8600

                  (b) if to Target, to:

                           E.S.T., Inc.
                           435 Fifth Avenue, 3rd Floor
                           New York, New York 10016
                           Attention: Scott Hockler
                           Facsimile No.: (212) 252-9282

                           with a copy to:

                           Lester Morse, P.C.
                           111 Great Neck Road
                           Great Neck, New York 11021
                           Attention: Steven A. Morse, Esq.
                           Facsimile No.: (516) 487-1452
                           Telephone No.: (516) 487-1446

                  (c) if to Principal Stockholder, to:

                           E.S.T., Inc.
                           435 Fifth Avenue, 3rd Floor
                           New York, New York 10016
                           Attention: Scott Hockler
                           Facsimile No.: (212) 252-9282

                           with a copy to:

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

                           Lester Morse, P.C.
                           111 Great Neck Road
                           Great Neck, New York 10021
                           Attention: Steven A. Morse, Esq.
                           Facsimile No.: (516) 487-1452
                           Telephone No.: (516) 487-1446


or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received: (a) in the case of personal delivery or telecopy, on the date of such delivery; (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent; and (c) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

     9.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

     9.3 FACSIMILE SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so

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executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     9.4 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules (including the Target Disclosure Schedule and the Acquiror Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for any Confidentiality Agreement between Target Acquiror and/or any Principal Stockholder dated a date prior to the date hereof, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

     9.5 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

     9.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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     9.7 GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law (or any similar successor provision)) without giving effect to any choice or conflicts of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties, except that such provisions of this Agreement which by their terms implicate the provisions of Delaware Law, shall be interpreted, construed and governed in accordance with the same.

     9.8 JURISDICTION. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF TRAVIS, STATE OF TEXAS OR WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT FOR EACH OF THEMSELVES/ITSELF AND IN CONNECTION WITH THEIR/ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

     9.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

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     9.10 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.11 REMEDIES. In the event of a breach or threatened breach of Section 5.1 or 5.5, the Acquiror shall be entitled to an injunction restraining the parties from such breach and/or from rendering any services to any Person receiving (or to receive) the benefit of such breach, since the remedy at law would be inadequate and insufficient. In addition, the Acquiror shall be entitled to such Damages as it can show it has sustained by reason of such breach. As among themselves, the parties agree that the breaching parties shall bear the Acquiror's costs and expenses of enforcing the provisions of the Section 5.1 or 5.5, as the case may be. Nothing herein contained shall be construed as prohibiting the Acquiror from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement at law or in equity or otherwise. The breaching parties acknowledge that the agreements contained in Sections 5.1 and 5.5 constitute a material inducement for the Acquiror to enter into this Agreement.

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     IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and the Principal
Stockholders have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


E.S.T., INC. (D/B/A THE WATCH NETWORK)

By: /s/ SCOTT HOCKLER
   ------------------------------------------------------------
Name: Scott Hockler
     ----------------------------------------------------------
Title:  President
      ---------------------------------------------------------


ASHFORD.COM, INC.

By: /s/ KENNY KURTZMAN
   ------------------------------------------------------------
Name: Kenny Kurtzman
     ----------------------------------------------------------
Title:  CEO
      ---------------------------------------------------------


ASHFORD-WATCHNETWORK COMPANY

By: /s/ DAVID GOW
   ------------------------------------------------------------
Name:   David Gow
     ----------------------------------------------------------
Title:  President
      ---------------------------------------------------------

/s/ SCOTT HOCKLER
---------------------------------------------------------------
SCOTT HOCKLER

/s/ DANIEL HIRSCH
---------------------------------------------------------------
DANIEL HIRSCH

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